Exhibit 10.1

BHSM Draft 8 December 2020

SHARE PURCHASE AGREEMENT

BY AND AMONG

Esports Entertainment Group, Inc.

AND

THE SHAREHOLDERS OF PHOENIX GAMES NETWORK LIMITED AS LISTED IN

EXHIBIT A

AND

PHOENIX GAMES NETWORK LIMITED

DECEMBER ___, 2020

i

ii

Section 11.06	Binding Effect; Benefit; Assignment.	53
Section 11.07	Governing Law.	54
Section 11.08	Waiver of Jury Trial.	54
Section 11.09	Jurisdiction.	54
Section 11.10	Counterparts; Effectiveness.	54
Section 11.11	Entire Agreement.	54
Section 11.12	Severability.	54
Section 11.13	Time is of the Essence.	54

Schedules and Exhibits:

Exhibit A	The Shareholders
Exhibit B	Key Employees
Exhibit C	Working Capital Statement
Exhibit D	Working Example of Holdback Consideration and Balance Consideration

Disclosure Schedules

Schedule 3.01(b) Company Subsidiaries

Schedule 3.05(d) Company Ownership Percentage of each Subsidiary

Schedule 3.08(c) Undisclosed Liabilities

Schedule 3.09(a) Material Contracts

Schedule 3.12(a) Owner Real Property

Schedule 3.12(a)(ii) Leased Real Property

Schedule 3.14(a) Registered Intellectual Property

Schedule 3.14(b) Licensed Intellectual Property

Schedule 3.14(c) Pending Intellectual Property Matters

Schedule 3.14(g) Infringement/misappropriation of Intellectual Property

Schedule 3.14(k) Company Proprietary Software

Schedule 3.14(l) Open Source Software

Schedule 3.17 Permits and Permit Applications

Schedule 3.18(b) Tax Matters

Schedule 3.19(a) Employees

Schedule 5.01 Conduct of the Acquired Companies

Schedule 5.05 Indebtedness

Schedule 8.02(c) Consents

Schedule 8.02(e) Resignations

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SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of November ___, 2020, is entered into by and among Esports Entertainment Group, Inc. a company incorporated under the laws of the State of Nevada with registered number E0473092008-2 (“Purchaser”), Phoenix Games Network Limited, a company registered in England and Wales with registered number 08482430 (the “Company”), and the shareholders of the Company as listed in Exhibit A (each a “Seller” and together the “Sellers”).

RECITALS

WHEREAS, the Sellers together own all of the fully paid and issued share capital of the Company consisting of 2,131,007ordinary shares of £0.001 each (“Company Shares”) in the proportions as set out in Exhibit A.

WHEREAS, the Acquired Companies are engaged in the business of esports tournament gaming.

WHEREAS, the managers of the Sellers (the “Sellers’ Managers”), deem it advisable and in the best interests of the Company, the Sellers (and their stockholders and members as applicable) that the Sellers sell to Purchaser, and Purchaser acquires from the Sellers, all of the issued and outstanding Company Shares, on the terms and subject to the conditions of this Agreement.

WHEREAS, this Agreement has been approved by all of the Sellers’ Managers.

WHEREAS, the Sellers wish to sell to the Purchaser, and Purchaser wishes to acquire from the Sellers, all of the Company Shares, on the terms and subject to the conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, intending to be legally bound, the parties to this Agreement hereby agree as follows:

ARTICLE 1.
Definitions

Section 1.01 Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“Accounting Working Capital” means as at the Closing Date, the aggregate of accounts payable, accruals, income in advance, tax payable balances, payroll-related balances, other short-term payable balances, net receivables, deposits, prepayments, tax receivable balances and other short-term receivable balances.

“Acquired Companies” means, collectively or each of the Company and the Company’s Subsidiary, XSeries Limited, a company registered in England and Wales with registered number 07136727 and its registered office address at 20 Newcastle Avenue, Ilford, Essex IG6 3EE (each an “Acquired Company”).

“Actual Booked Revenue” means the Booked Revenue, as calculated by the Seller’s appointed financial advisors and approved by the Purchaser’s appointed financial auditors on the Closing Date or not later than 31 December 2020.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Applicable Law” means, with respect to any Person, any federal, state, common, local, municipal, foreign or other law, constitution, treaty, convention, ordinance, code, rule, circular, guidance notes, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Balance Consideration” means together the Cash Balance Consideration and the Share Balance Consideration as defined in Section 2.03(c).

“Balance Sheet Date” means 30 September 2020.

“Booked Revenue” means income generated by the Company, including any amounts that customers of the Company are obligated to pay to the Company pursuant to any agreed terms, invoice, contracts, or sales orders that have performed by the Company and for the avoidance of doubt must be consistent with US GAAP (Generally Accepted Accounting Principles).

“Business” means the business of developing and operating esports tournament gaming carried on by the Company and the Acquired Companies as at the date of this Agreement.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cash Assets” means the aggregate of cash balances held in the accounts of the Acquired Companies less the total amounts advanced by the Purchaser for the construction of intangible fixed assets less all amounts paid by the Company and the Acquired Companies to the entity constructing the intangible fixed assets, in GBP on the Closing Date.

“Cash Balance Consideration” means the sum calculated in accordance with Section 2.03(c).

“Cash Consideration” means GBP£1,000,000.

“Cash Holdback” means the sum calculated in accordance with Section 2.03(a).

“Closing Indebtedness” means the aggregate principal amount of, and accrued interest on, all Indebtedness of the Acquired Companies as of the close of business on the day immediately preceding the Closing Date in the format set out in Exhibit C.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company IP” means all Intellectual Property Rights and Technology owned by any Acquired Company.

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“Company Products” means all of the (a) products or software that any Acquired Company (i) currently owns, develops, markets, distributes, sells, licenses, or otherwise makes available to third parties, or (ii) has owned, developed, marketed, distributed, sold, licensed or otherwise made available to third parties since inception, and (b) services that any Acquired Company (i) currently provides, licenses or otherwise makes available to third parties, or (i) has provided, licensed or otherwise made available to third parties since inception.

“Company Proprietary Software” means Software owned or purported to be owned by any Acquired Company or its Affiliates and used in, held for use in, or related to the conduct of the Business.

“Company Real Property” means the Owned Real Property and the Leased Real Property.

“Company Shares” has the meaning set forth in the Recitals.

“Competition Law” means the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

“Completion Cash Payment” means the Cash Consideration plus or minus (as the case may be) the Working Capital Adjustment and minus the Cash Holdback paid to the Seller’s in the Relevant Proportion.

“Completion Share Consideration” means the Share Consideration minus the Share Holdback allotted to the Seller’s in the Relevant Proportion.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).

“Contract” means any contract, agreement, indenture, note, bond, loan, license, instrument, lease, commitment, plan or other arrangement, whether oral or written.

“Consideration” means together the Cash Consideration, the Share Consideration and the Earn-Out Consideration.

“Consultants” means all persons who are not Employees or Workers and who are providing services to the Company or any of the Acquired Companies under an agreement that is not a contract of employment with the Company or the Acquired Companies.

“Copyrights” means (i) mask work rights, registrations and applications for registration thereof throughout the world and (ii) copyrights in works of authorship of any type, registrations and applications for registration thereof throughout the world, all rights therein provided by international treaties and conventions, all moral and common-law rights thereto, and all other rights associated therewith.

“Damages” include any direct loss, damage, , liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, reasonable attorney fees as determined by a court or tribunal charge, cost (including reasonable costs of investigation) or expense of any nature (including reasonable costs of investigation and any fees, charges, costs and expenses associated with any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under Section 10), but excluding punitive Damages and consequential loss, other than as owed to a third party.

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“Data Protection Laws” means all laws relating to data protection and privacy which are from time to time applicable to the Company or any of the Acquired Companies (or any part of their business), including: (i) the Data Protection Act 1998 and all other applicable national laws, regulations and secondary legislation implementing European Directive 95/46/EC; (ii) the GDPR and all related national laws, regulations and secondary legislation, including the Data Protection Act 2018; (iii) the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426) and all other applicable national laws, regulations and secondary legislation implementing European Directive 2002/58/EC, in each case as amended, replaced or updated from time to time and together with any subordinate or related legislation made under any of the foregoing and; (iv) any analogous laws or legislation in any part of the world.

“Disclosure Schedule” means the disclosure schedule regarding this Agreement that has been provided by the Sellers to Purchaser and dated the date of this Agreement.

“Earn-Out Consideration” means GBP£2,000,000 payable in accordance with and subject to Section 2.04.

“Employee” means any employee of any Acquired Company.

“Environmental Laws” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or to Hazardous Substances.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals, notifications, allowances, credits, waivers, exemptions and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Acquired Companies as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Audit” means financial audit of the Company and the Acquired Companies for the 2018 and 2019 fiscal years and the interim financial statements for the nine months ending September 30 2020 in accordance with US GAAP.

“Former Employee” means any person who was previously an Employee since January 1, 2011.

“GDPR” means the General Data Protection Regulation (EU) 2016/679

“Generally Available Software” means non-customized “off-the-shelf” or “shrink-wrapped” software that (i) is licensed to an Acquired Company solely in executable or object code form pursuant to a nonexclusive, internal use software license; (i) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of the Acquired Company’s products or services; and (iii) is generally commercially available to any licensee on standard terms.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Person and any court or other tribunal and including any arbitrator and arbitration panel).

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“Hazardous Substances” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

“Holdback Consideration” means together the Cash Holdback and the Share Holdback as calculated in accordance with Section 2.03(a).

“Indebtedness” means the aggregate principal amount of, and accrued interest on, funds borrowed from third parties (including any utilised overdraft facility) excluding the Prefunding Indebtedness. For the avoidance of doubt, this also excludes the reconciled intercompany balance between Acquired Companies which shall net to zero.

“Indemnitees” mean the following Persons: (i) Purchaser; (ii) Purchaser’s current and future Affiliates (including the Company and its Subsidiaries); (iii) the respective Representatives of the Persons referred to in clauses “(i)” and “(ii)” above; and (iv) if permitted, the respective successors and assigns of the Persons referred to in clauses “(i),” “(ii)” and “(iii)” above; provided, however, that neither the Sellers nor their stockholders shall be deemed to be “Indemnitees.”

“Intellectual Property Rights” means all patents, trade marks, service marks, registered designs, copyrights, moral rights, database rights, rights in computer software and data, design rights, trade or business names, domain names, inventions, processes, logos, emblems, rights to use (and protect the confidentiality of) confidential information (including know-how and Trade Secrets) and all other intellectual property rights and similar property rights of whatever nature and in each case, whether or not registered and including applications for, and renewals or extensions of such rights and all similar or equivalent rights or forms of protection which subsist or will subsist in the future in any part of the world.

“Intercompany Indebtedness” means intercompany loans, accounts and balances by and between any Seller and any Acquired Company or by and between any Acquired Companies.

“IT Contracts” means all material agreements or arrangements (whether or not in writing and including those currently being negotiated) under which any third party (including, without limitation, any source code deposit agent) provides or will provide any element of, or services relating to, the IT Systems, including leasing, hire purchase, licensing, maintenance, website hosting, outsourcing, security, back-up, disaster recovery, insurance, cloud computing and other types of services agreements.

“Key Customers” means Madison, Microsoft, Arsenal, Atyaf Esports, Konami, Red Bull, Saudi Telecom (Integral), Right Formula, Coca Cola Arena (Arab Media Group) and/or Psyonix.

“Knowledge of Seller” means the actual knowledge of each individual Seller, and the knowledge that each of such individual Sellers should have obtained after reasonable inquiry of his or her direct reports, in the course of the performance of their respective duties on behalf of the Sellers or an Acquired Company, as applicable.

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“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means any event, change, development or state of facts (each an “Effect”) that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, operations or financial condition of any Acquired Company, taken as a whole; provided, however, that no event, change, development or state of facts (i) relating to the United States or foreign economies or securities or financial markets in general, (ii) resulting from industry-wide developments in the industry in which any Acquired Company operates, (iii) arising in connection with earthquakes, global pandemics, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions, whether arising before, on or after the date hereof, (iv) resulting from any action by or omission of Purchaser with respect to the Transaction or with respect to the Acquired Companies (including any breach of this Agreement by Purchaser); (v) resulting from any change in Applicable Law; (vi) resulting from the failure by any of the Acquired Companies or the Sellers to meet internal projections or forecasts (including any projections or forecasts provided to Purchaser), analyst expectations or publicly announced earnings or revenue projections, or decreases in Seller’s stock price (including as a result of failure to meet such projections, forecasts or analyst expectations); provided that this clause (vi) shall not prevent a determination that any Effect underlying such failure to meet projections or forecasts has resulted in, or would reasonably be expected to have, a Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Material Adverse Effect), or (vii) resulting from the announcement or pendency of this Agreement; provided that, in the case of clauses (i), (ii), (iii) or (v), only to the extent such Effects do not, individually or in the aggregate, have a disproportionate impact on any Acquired Company relative to other Persons in similar businesses, shall, in each case, be deemed in themselves, to constitute a Material Adverse Effect.

“May Booked Revenue” means the Booked Revenue derived from the Key Customers during the period from the Closing Date until 16 May 2021.

“Normalised Working Capital” means Accounting Working Capital adjusted for items in the Working Capital Statement that are not normal for the ongoing business as calculated in the Working Capital Statement.

“Open Source Software” means any Software licensed, provided, or distributed under any open-source or similar license, or that is otherwise subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license) to a third party that requires or conditions the use or distribution of such Software on, (i) the disclosure, licensing, or distribution of any source code for such Software, or (ii) the granting to licensees of the right to make derivative works or other modifications to such Software.

“Organizational Documents” means, with respect to any Person other than a natural Person, the documents (i) by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership, articles of incorporation or articles, organization, certificate of formation, memorandum or association or articles of association, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity), and all amendments thereto, (ii) which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability or members agreement (but shall not include any stockholders agreement relating to such Person)), and all amendments thereto, and (iii) which serve as equivalent constituent documents as those set forth in clause (i) or (ii) in any foreign jurisdiction.

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“Patents” means patents and statutory invention registrations and disclosures relating thereto, in any jurisdiction worldwide, and all rights therein provided by international treaties and conventions.

“Pension Benefits” means any pension, superannuation, or retirement (including on early retirement) benefits (including in the form of a lump sum).

“Pension Plans” means the stakeholder pension plans provided by Scottish Widows and Standard Life offered by the Company to Employees.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank account information and other financial information, customer or account numbers, account access codes and passwords, or any other piece of information that allows the identification of such natural person or enables access to such person’s financial information as well any further requirements of Article 4(1) of the GDPR.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Prefunding Indebtedness” means the aggregate principal amount of, and accrued interest on, funds advanced by the Purchaser to the Acquired Companies for the development of the [ ], being the agreed construction of intangible fixed assets.

“Prospective Customer” means a person who is at Closing, or who has been at any time during the period of 12 months immediately preceding the Closing Date, in discussions with the Company or any of the other Acquired Companies with a view to becoming a client or customer of the Company or any of the other Acquired Companies.

“Prepayment Penalties” means any prepayment penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of any Indebtedness.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority, including all Patents, registered Copyrights, registered Trademarks, registered databases, and domain names and all pending applications for any of the foregoing.

“Relevant Proportion” means for each Seller, the proportion that such Seller’s relevant sale shares represents out of all the aggregate Company Shares as set out in Column (C) of Exhibit A.

“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

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“Restricted Business” means any online esports tournament business.

“Restricted Customer” means any person who is at the time of Closing, or who has been at any time during the period of 12 months immediately preceding the Closing Date, a client or customer of, or had dealings with , the Company or any of the other Acquired Companies.

“Restricted Period” means the 12 -month period following the Closing Date.

“Restricted Person” means any person who is at the time of Closing, or who has been at any time during the period of 12 months immediately preceding the Closing Date , employed or directly engaged by the Company or any of the other Acquired Companies in an executive, Key Employee or managerial role.

“Revenue Target” means as defined in Section 2.04(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Sellers’ Managers” means Glen Elliott, Gerald Paul Aherne, John Robert Mark Barker, Navtej Singh, Pierre Coutin and Malcolm Elliott.

“Seller’s Solicitor” means BHSM Solicitors of 6-7 Harcourt Terrace, St Peter’s Dublin 2, Ireland.

“Share Balance Consideration” means the sum calculated in accordance with Section 2.03(c).

“Share Consideration” means the shares of the Purchaser’s restricted common stock, par value $0.0001 to be allotted and issued to the Seller at the Closing, representing a maximum aggregate value of GBP£3,000,000. The total number of restricted common stock shall be determined by a unit price per common stock equal to the 30-day weighted average unit price per common stock prior to Closing.

“Share Holdback” means the amount of shares calculated in accordance with Section 2.03(a).

“Software” means computer software, programs, and databases in any form, including source code, object code, operating systems and specifications, data, databases, database management code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, forms and software engines, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments, and annotations.

“Straddle Period” means any period beginning before the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Supervisory Authority” means any local, national, supranational, state, governmental or quasi-governmental agency, body, department, board, official or entity exercising regulatory or supervisory authority pursuant to any Data Protection Laws, including the Information Commissioner’s Office in the UK.

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“Target Booked Revenue” means GBP£956,000 (nine hundred and fifty-six thousand pounds).

“Tax” means any and all taxes, including (i) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, escheat or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax in England and Wales or any other jurisdiction,(ii) in the case of the Company, any liability for the payment of any amount described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts of the type described in clause (i) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any taxing authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Technology” means and includes embodiments and implementations of Intellectual Property Rights, whether in electronic, written or other media, including Software, design and manufacturing schematics, bills of material, build instructions, test reports, algorithms, user interfaces, routines, formulae, test vectors, IP cores, net lists, photomasks, databases, data collections, diagrams, recipes, manufacturing process technology, network configurations and architectures, proprietary technical information, protocols, layout rules, packaging and other specifications, techniques, interfaces, verification tools, works or authorship, lab notebooks, development and lab equipment, know-how, inventions and invention disclosures, and all other forms of technology, in each case whether or not registered with a Governmental Authority or embodied in any tangible form.

“Third Party IP” means all Intellectual Property Rights and Technology owned by third parties, including Third Party Software, that is either (i) licensed, offered or provided to by any of the Acquired Companies to customers of the Acquired Companies as part of or in conjunction with any Company Product, or (ii) otherwise used by the Company or its Affiliates in connection with the Business.

“Third Party Software” means all Software (excluding Generally Available Software) owned by third parties, including Affiliates of the Company that are not Acquired Companies that is either (i) licensed, offered or provided to customers of the Acquired Company as part of or in conjunction with any Company Product, or (ii) otherwise used by the Company or its Affiliates in connection with the Business.

“Trademarks” means trademarks, service marks, service names, trade dress, logos, trade names, corporate names, business names, slogans, URL addresses, Internet domain names and other indicia of source or origin, including the goodwill of the business symbolized thereby or associated therewith, all common-law rights thereto, registrations and applications for registration thereof throughout the world, and all rights therein provided by international treaties and conventions.

“Trade Secrets” means all rights in any jurisdiction in know-how and other confidential or proprietary technical, business, and other know-how and information, including confidential or proprietary manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, bills of material, financial, marketing, and business data, pricing and cost information, business and marketing plans, customer and supplier lists and other similar information.

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“Transaction” means the transactions contemplated by this Agreement.

“Worker” means any person who is not an Employee and personally performs work for the Company or any of the Acquired Companies but who is not in business on their own account or in a client/customer relationship.

“Working Capital Adjustment” means the figure equal to the Cash Assets less/plus Accounting Working Capital (less if net liability and plus if net assets) and plus/less Normalised Working Capital (plus if net liability and less if net assets) on the Closing Date as calculated in the Working Capital Statement.

Working Capital Statement” means the statement showing the calculation of the Working Capital Adjustment with the specific normalisation items listed in the pro-forma calculation based on October 2020 actual management accounts set out in Exhibit C.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Agreement	Preamble
Anti-Corruption Law	3.10(c)(iii)
Business	Recitals
Claim	10.05
Claim Dispute Notice	10.04((b)
Closing	2.01(a)
Closing Date	2.01(a)
Company	Preamble
Company Real Property	3.12
Company Shares	Recitals
Deductible	10.03(a)
Employment Dispute	3.19(h)
End Date	9.01(b)
Expiration Date	10.01(a)
Financial Statements	3.06(a)
Interim Period	5.01
IT Systems	3.15(a)
Key Employees	Exhibit B
Leased Real Property	3.12
Lien Release	5.05
Malicious Code	3.14((j)
Material Contract	3.09(a)
Officer’s Claim Certificate	10.04(a)
Owned Real Property	3.12
Permits	3.17

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Permitted Liens	3.13(a)(iv)
Pre-Closing Return	7.04
Purchaser	Preamble
Purchaser Closing Certificate	8.03(c)(i)
Purchaser Cure Period	9.01(f)
Real Property Lease	3.12(
Related Person	3.21
Relevant Transfer	3.19(k)
Seller Board Recommendation	3.02(b)
Seller Closing Certificate	8.02(e)
Seller Cure Period	9.01(f)
Seller Financial Advisors Seller Managers	3.24 Recital
Straddle Period	1.01(a)
Tax Contest	7.04

Section 1.02 Definitional and Interpretative Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f) The use of the word “or” shall not be exclusive.

(g) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(h) The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(i) A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

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(j) Any reference to the Seller or Sellers under this Agreement means and includes each of them severally and each such Seller shall be severally liable with respect to the obligations of the Sellers under this Agreement.

(k) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parole evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). The doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the Transaction.

(l) Any statement in this Agreement to the effect that any information, document or other material has been “made available” to Purchaser or any of its Representatives means that such information, document or other material was shared with the Purchase using the electronic data room hosted by or on behalf of the Acquired Companies on Google Drive in connection with the Transaction (and made available on a continuous basis for review therein by Purchaser and its Representatives) no later than 12:01 a.m., Eastern Time, on the date that is three Business Days prior to the date of this Agreement.

ARTICLE 2.
Description of the Transaction

Section 2.01 The Closing; Purchase and Sale of Subject Shares.

(a) The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Lucosky Brookman LLP, 101 Wood Avenue South, Iselin NJ 08830 at 9:00 a.m. local time on a date to be specified by the parties, which shall be no later than the fifth Business Day after the satisfaction or waiver of the last of the conditions set forth in Section 8 to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time, date and location as the parties hereto agree in writing; provided, however, to the extent Purchaser and the Sellers so agree, documents may be delivered and exchanged at the Closing by facsimile, PDF, or other electronic means in lieu of an in-person closing. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

(b) At the Closing, the Sellers shall sell to Purchaser, and Purchaser shall purchase from the Sellers for the Consideration, all of the issued and outstanding Company Shares, free and clear of all Liens.

Section 2.02 Closing Deliveries.

(a) Sellers Closing Deliveries. At or prior to the Closing, the Sellers shall deliver, or cause to be delivered, to Purchaser the following:

(i) share certificates representing in the aggregate all of the issued and outstanding Company Shares and share certificates representing all of the share capital of the Acquired Companies or alternatively share certificate indemnities for any original lost share certificates;

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(ii) duly executed and/or endorsed by each Seller, stock transfer forms providing for the transfer of the Company Shares from each Seller into the name of Purchaser and the execution and delivery of this Agreement (the “Transaction Documents”);

(iii) a copy of the minutes of a meeting of the directors of each Seller as applicable authorizing the execution by the respective Seller of this Agreement (and any other documents referred to in this Agreement to which it is, or will be, a party), such a copy of the minutes being certified as true and correct by a director or the secretary of such Seller;

(iv) a deed of waiver from the Sellers waiving any claims or rights it may have against the Acquired Companies;

(v) a copy (certified as true and correct by a Seller’s Solicitor) of any power of attorney under which this Agreement, or any document referred to in this Agreement is, or is to be, executed on behalf of any of the parties (other than the Purchaser);

(vi) resignation letters, in the agreed form and executed as deeds, from each of Gerald Paul Aherne (Director), John Robert Mark Barker (Director), Navtej Singh (Director), Pierre Coutin (Secretary) and Malcolm Elliott (Secretary) resigning all their respective offices as an consultant, director and/or secretary of the Company and the Acquired Companies and appointing such individuals as the Purchaser shall direct;

(vii) Copies of all Consents, permits, approvals, registrations and waivers necessary or appropriate for the consummation by the Sellers of the sale of the Company Shares to Purchaser and the Transaction; and

(viii) the Seller Closing Certificate; and

(ix) the Working Capital Statement signed by each Seller and the Purchaser.

(b) Purchaser Closing Deliveries. At the Closing, Purchaser shall deliver, or cause to be delivered, the following:

(i) to the Sellers, the Completion Cash Payment by wire transfer of immediately available funds pro rata to the account designated by the Seller’s Solicitor;

(ii) a copy (certified by an officer of the Purchaser) of the resolutions adopted by the board of directors of the Purchaser approving the allotment and issue of the Completion Share Consideration to the Seller in accordance with this Agreement and the execution and delivery of this Agreement and any other Transaction Documents required to be delivered by the Purchaser in connection therewith;

(iii) stock certificates representing the Completion Share Consideration issued to the Seller in accordance with this Agreement; and

(iv) the Purchaser Closing Certificate.

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Section 2.03 Holdback Consideration

(a) Subject to Section 2.03(b), at Closing, where the Actual Booked Revenue is less than the Target Booked Revenue, the Purchaser shall be entitled to holdback an amount equivalent to the shortfall on a pro-rata basis of both the Cash Consideration and Share Consideration, until 16 May 2021, to be calculated as follows:

(Target Booked Revenue less Actual Booked Revenue)	x Cash Consideration = (the “Cash Holdback”); and
Target Booked Revenue

(Target Booked Revenue less Actual Booked Revenue)	x Share Consideration = (the “Share Holdback”)
Target Booked Revenue

(b) For the avoidance of doubt, the Cash Holdback shall represent one-quarter and the Share Holdback shall represent three-quarters of the Holdback Consideration, a working example of the Holdback Consideration is provided at Exhibit D.

(c) Subject to Section 2.03(a), Section 2.03(d) and Section 2.03(e), where the Company achieves the Target Booked Revenue or an amount greater than the Actual Booked Revenue by 16 May 2021 the Purchasers shall pay and allot to the Seller’s in the Relevant Proportion the Holdback Consideration or an amount equivalent on a pro-rata basis of the Actual Booked Revenue and May Booked Revenue multiplied by the Holdback Consideration, to be calculated as follows:

May Booked Revenue	x Cash Holdback = (the “Cash Balance Consideration”)
(Target Booked Revenue less Actual Booked Revenue)

May Booked Revenue	x Share Holdback = (the “Share Balance Consideration”)
(Target Booked Revenue less Actual Booked Revenue)

(d) The Balance Consideration shall be paid or allotted as applicable by the Purchaser to the Seller’s in the Relevant Proportion within five (5) business days’ of 16 May 2021.

(e) For the avoidance of doubt, the Cash Balance Consideration shall represent one-quarter and the Share Balance Consideration shall represent three-quarters of the Balance Consideration, a working example of the Holdback Consideration is provided at Exhibit D.

(f) Subject to Section 2.03(a) and Section 2.03(c), from the Closing Date until the 16 May 2021, upon reasonable notice and during normal business hours, and subject to Applicable Law, the Purchaser shall and shall cause each Acquired Company to (i) give the Sellers and its Representatives reasonable access to the books and records of the Acquired Companies for the purpose of determining and calculating the May Booked Revenue.

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(g) If the Purchaser and the Sellers do not reach agreement in relation to the calculation of the Holdback Consideration or the Balance Consideration, the Purchaser or the Sellers (the “Referring Party”) may refer the matter (the “Disputed Matter”) for determination to an independent chartered accountant appointed by agreement between them or, in the absence of such agreement within five (5) business days of such referral, appointed for the purpose by the President for the time being of the Institute of Chartered Accountants in England and Wales on the application of either party (the “Expert”).

(h) The appointment of the Expert in accordance with Section 2.03(g) shall be on the following basis:

(i) in referring the Disputed Matter to the Expert, the Referring Party shall outline in writing to the Expert the issues at dispute and shall copy this to the other party;

(ii) the terms of reference of the Expert shall be to examine the Holdback Consideration and/or Balance Consideration and to establish whether or not they have been prepared in accordance with the requirements set out in Section 2.03 and the Expert shall be requested to make a decision on the Disputed Matter and determine what, if any, adjustments should be made to the Holdback Consideration or Balance Consideration and notify the Parties of his decision within ten (10) business days of receiving the reference, unless otherwise agreed by the Parties in writing;

(iii) each Party shall be entitled to make written representations and submissions to the Expert within five (5) Business Days of his appointment, with copies to the other party;

(iv) the Expert shall act as an expert and not as an arbitrator and the provisions of the Arbitration Act 1996 shall not apply;

(v) the decision of the Expert shall, in the absence of fraud and/or manifest error be final, conclusive and binding on the Purchaser and the Sellers;

(vi) the costs of the Expert shall be paid by such party or parties as is determined by the Expert or, in the absence of such determination, shall be bourne equally by the Sellers and the Purchaser; and

(vii) the Parties shall respectively provide, or to the extent that it is within their power to do so shall procure the provision to the Expert of all such information as the Expert may reasonably require for the purpose of making his determination in respect of the Disputed Matter, including in the case of the Purchaser, reasonable access to the records and personnel of the Company.

Section 2.04 Earn-Out Consideration.

(a) The Sellers shall be entitled to receive the Earn-Out Consideration in accordance with this Section 2.04 if on the 18 month anniversary of the Closing Date (the “Earn-Out Date”) the Company has reached the Revenue Target.

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(b) For the purposes of this Section 2.04, the Revenue Target is met if the Company’s EBITDA between the Closing Date and the Earn-Out Date (the “Earn-Out Period”), as calculated and audited in accordance with US GAAP by the Purchaser’s appointed financial auditors, is equal to or greater than GBP£2,000,000 after the following accounting adjustments have been applied:

(i) any revenues generated by the Company during the Earn-Out Period from any projects developed, introduced or procured by the Purchaser (“Purchaser Revenues”) have been removed from the EBITDA calculation;

(ii) any loans, investment or any other such injection of capital by the Purchaser into the Company during the Earn-Out Period has been deducted from the EBITA figure; and

(iii) any increase in the cash equivalent value of the stock issued pursuant to the Share Consideration on the Earn-Out Date has been deducted from the EBITDA figure. The cash equivalent value of the stock issued pursuant to the Share Consideration shall be calculated on the Earn-Out Date on the basis of the amount of stock issued as Share Consideration at the Closing Date irrespective of whether or not the Sellers still own the Share Consideration (either in whole or in part) on the Earn-Out Date and shall be based on the unit price per Common Stock equal to the 30-day weighted average unit price per Common Stock on the Earn-Out Date.

(c) If the Company reaches the Revenue Target within the Earn Out Period as confirmed by the Purchaser’s appointed financial auditors in writing (the “Revenue Target Confirmation Letter”), the Purchaser shall deliver, or cause to be delivered, to the Sellers as soon as reasonably practicable, without delay or set-off, following receipt of the Revenue Target Confirmation Letter, the Earn-Out Consideration by wire transfer of immediately available funds pro rata to the account designated by the Seller’s Solicitor.

(d) During the Earn-Out Period the Purchaser undertakes to ensure and will procure that:

(i) the Company and the Acquired Company shall continue to carry its Business and activities diligently, efficiently and subject to Section 2.04(d)(ii) below, in substantially the same manner it has previously been carried out for the purpose of maximising business opportunities and profit, and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or other operations that will vary materially from those methods used by the Purchaser as of the date of this Agreement and in compliance with its accounting principles, including recording any revenue from customers won, obtained or generated by the Acquired Companies (“Ordinary Course of Business”);

(ii) Notwithstanding Section 2.04(d)(i) above, the Sellers expressly acknowledge and agree that Purchaser Revenues shall be deemed to be included within the definition of the “Ordinary Course of Business” and nothing in Section 2.04(d)(i) should be read as either restricting or limiting (x) the Purchaser’s right or ability to bring in Purchaser Revenues or (y) the Acquired Companies’ obligation to provide such services as may be requested by the Purchaser in furtherance of such Purchaser Revenues diligently, efficiently and to the best of its ability.

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ARTICLE 3.
Representations and Warranties of the Sellers

Subject to Section 11.05, except as set forth in the Disclosure Schedules, each Seller severally represents and warrants to Purchaser:

Section 3.01 Corporate Existence and Power.

(a) Each Acquired Company is a corporation duly incorporated, validly existing and in good standing under the laws of England and Wales and has all requisite corporate power and authority to carry on its business as now conducted. Each Acquired Company is duly qualified to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Section 3.01(b) of the Disclosure Schedule sets forth a true, correct and complete list of the Company’s Subsidiaries as of the date of this Agreement. Each of the Subsidiaries of the Company (i) has been duly organized, and is validly existing and in good standing under the Applicable Laws of the jurisdiction of its organization; (ii) is duly licensed or qualified to do business and is in good standing as a foreign entity in all jurisdictions in which the conduct of its business or the activities it is engaged makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect; and (iii) has all requisite corporate power and authority to carry on its business as now conducted. No Acquired Company is a participant in any joint venture, partnership or similar arrangement. No Acquired Company has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution to any Person.

(c) The Sellers have made available to Purchaser accurate and complete copies of: (i) the Organizational Documents of each Acquired Company; and (ii) the share/equity ownership records of each Acquired Company. The minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of each Acquired Company, the board of directors of each Acquired Company and all committees thereof, made available to Purchaser by the Sellers since January 1, 2018, are accurate and complete in all material respects. There has not been any violation of any of the provisions of the Organizational Documents of any Acquired Company, and none of the Acquired Companies has taken any action that is inconsistent in any material respect with any resolution adopted since January 1, 2018 by the shareholders of such Acquired Company, the board of directors of such Acquired Company or any committee thereof.

(d) Section 3.01(d) of the Disclosure Schedule lists any and all (i) material Company Products and any product or service currently under development by the Company or referencing the name of any Acquired Company, (ii) brand or marketing collateral of any Acquired Companies and (iii) Material Contracts to which the Company is a party or which reference any Acquired Company (other than in connection with factual descriptions of the ownership structure of the Acquired Companies).

Section 3.02 Corporate Authorization.

Each of Sellers and the Company has all requisite power and authority to enter into and to perform its obligations under this Agreement and all related Transaction documents; and the execution, delivery and performance by the Sellers and the Company of this Agreement and all related Transaction documents have been duly authorized by all necessary action on the part of each Seller and the Company and their respective boards of directors, boards of Managers, members or shareholders, as applicable. Assuming the due authorization, execution and delivery of this Agreement by Purchaser, this Agreement constitutes the legal, valid and binding obligation of each Seller and the Company, enforceable against each Seller and the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

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Section 3.03 Governmental Authorization.

The execution, delivery and performance by each Seller and the Company of this Agreement and the consummation by each Seller and the Company of the Transaction require no action by or in respect of, or filing with, any Governmental Authority other than (i) compliance with any applicable requirements of U.S. state or federal securities laws, and (ii) any actions or filings the absence of which would be, individually or in the aggregate, material to Seller or the Company or impair the ability of Seller or the Company to consummate the Transaction.

Section 3.04 Non-contravention.

The execution, delivery and performance by each Seller and the Company of this Agreement and the consummation of the Transaction do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of any Seller or the Company, (ii) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 3.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled under any provision of any Material Contract binding upon the Company or any material Permit affecting, or relating in any way to, the assets or business of the Company or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company.

Section 3.05 Capitalization; Subsidiaries.

(a) The issued and outstanding Company Shares consist of 2,131,007 shares of £0.001 each including 20,000 shares each in a HM Revenue & Customs enterprise management incentives option scheme that are held by Alex McBride and Matt Wadsworth, all of which are held by the Sellers free and clear of any Liens. All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no Company Shares that remain subject to vesting or forfeiture restrictions. Except as otherwise set forth above, there are no outstanding (i) shares of capital share or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital share or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital share, voting securities or securities convertible into or exchangeable for capital share or voting securities of the Company.

(b) All outstanding Company Shares have been issued and granted in material compliance with (i) all applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts.

(c) The Company has never repurchased, redeemed or otherwise reacquired any shares of its capital share and there are no outstanding rights or obligations of the Company to repurchase or redeem any of its securities.

(d) Section 3.05(d) of the Disclosure Schedule lists for each Subsidiary of the Company the percentage of equity securities owned or controlled, directly or indirectly, by the Company as of the date hereof. The Company is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold, any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating the Company to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its capital share or other equity interests.

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Section 3.06 Financial Statements.

(a) Seller has made available to Purchaser the Company’s consolidated balance sheets as of 2018 and 2019, and the related consolidated profit and loss accounts for each of the years ended, 2018 and 2019, as well as the unaudited balance sheet and profit and loss account of the Company through September 30, 2020 (collectively, the “Financial Statements”).

(b) The Financial Statements (i) have been prepared from the books and records of the Company, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with International Financial Reporting Standards (“IFRS”) applied on a consistent basis throughout the periods indicated and consistent with each other, and (iv) give a true and fair view of the financial position of the Company at the dates therein indicated and the results of operations of the Company for the periods therein specified.

(c) The Working Capital Statement (i) has been prepared from the books and records of the Acquired Companies, (ii) complies as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) has been prepared in accordance with FRS105 applied on a consistent basis throughout the periods indicated and consistent with each other, and (iv) gives a true and fair view of the Working Capital Adjustment at the Closing Date.

(d) The books of account and other financial records of the Company have been kept accurately in the ordinary course of business consistent with Applicable Laws in all material respects, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects. The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the board of directors of the Company, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with IFRS and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company, (iv) that the amount recorded for assets on the books and records of the Company are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) that accounts, notes and other receivables are recorded accurately in all material respects, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

Section 3.07 Absence of Certain Change.

Between the Balance Sheet Date and the date of this Agreement, the business of each Acquired Company has been conducted in the ordinary course consistent with past practices and there has not been:

(a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

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(b) any material damage, destruction, abandonment, or other casualty loss (whether or not covered by insurance) affecting the business or assets of any Acquired Company;

(c) any amendment of the Organizational Documents (whether by merger, consolidation or otherwise) of any Acquired Company;

(d) any splitting, combination or reclassification of any shares of capital share of any Acquired Company or declaration, setting aside or payment of any dividend or other distribution (whether in cash, share or property or any combination thereof) in respect of any securities of any Acquired Company, or redemption, repurchase or other acquisition or offer to redeem, repurchase, or otherwise acquire any securities of any Acquired Company;

(e) any issuance, delivery or sale, or authorization of the issuance, delivery or sale of, any shares of any capital share of any Acquired Company;

(f) any incurrence of any capital expenditures or any obligations or liabilities in respect thereof by any Acquired Company other than incurred in the ordinary course of business consistent with past practice;

(g) any acquisition (by merger, consolidation, acquisition of share or assets or otherwise), directly or indirectly, by any Acquired Company of any material assets, securities, properties, interests or businesses;

(h) any sale, lease, license, or other transfer, or creation or incurrence of any Lien on, any assets, securities, properties, interests or businesses of any Acquired Company, other than sales or licenses of Company Products in the ordinary course of business consistent with past practice;

(i) the making by any Acquired Company of any loans, advances or capital contributions to, or investments in, any other Person;

(j) the creation, incurrence or assumption by any Acquired Company of any Indebtedness, other than Intercompany Indebtedness and Indebtedness that has been incurred from time to time under existing loan agreements entered into by any Acquired Company in the ordinary course of business;

(k) (i) the entering into of any Contract that limits or otherwise restricts in any material respect any Acquired Company or any of its Affiliates or any successor thereto or that would reasonably be expected to, after the Closing, limit or restrict in any material respect any Acquired Company, Purchaser or any of their respective Affiliates, from engaging or competing in any line of business (including any grant of exclusivity with respect to Intellectual Property Rights or otherwise), in any location or with any Person or (ii) the entering into, amendment or modification in any material respect or termination of any Material Contract or waiver, release or assignment of any material rights, claims or benefits of any Acquired Company;

(l) the sale, disposition, transfer or license to any Person of any rights to any Technology or any Intellectual Property Rights (other than on a non-exclusive basis in the ordinary course of business consistent with past practice); or the sale, disposition or transfer or providing a copy of the source code for Company Proprietary Software to any Person;

(m) the entering into any arrangement, the result of which is the loss, expiration or termination of any license or right under or to any Third Party IP;

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(n) (i) the grant or increase of, or commitment to grant or increase, any form of compensation or benefits payable to any director, officer, advisor, consultant or employee of any Acquired Company, including pursuant to any employee benefit plan, (ii) the hiring or termination of any employee, officer, director or consultant of any Acquired Company, (iii) the adoption, entering into, modification or termination of any employee benefit plan, (iv) the acceleration of the vesting or payment of any compensation or benefits under any employee benefit plan, or (v) the grant of any equity or equity-linked awards or other bonus, commission or other incentive compensation to any director, officer, advisor, consultant or employee of any Acquired Company, other than, with respect to clauses (i) and (ii) above, in the ordinary course of business consistent with past practice to any advisor, consultant or employee of any Acquired Company;

(o) any change in the methods of accounting or accounting practices of any Acquired Company, except as required by concurrent changes in FRS], as agreed to by its independent public accountants;

(p) any settlement, or offer or proposal to settle, (i) any material Proceeding or claim involving or against any Acquired Company, (ii) any shareholder litigation or dispute against any Acquired Company or any of its officers or directors or (iii) any Proceeding that relates to the transactions contemplated hereby;

(q) any Tax election made or changed; any claim, notice, audit report or assessment in respect of Taxes settled or compromised (or agreement with respect thereto); any material Tax Return filed; any Tax allocation agreement, Tax sharing agreement, advance pricing agreement, cost sharing agreement, pre-filing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into; any Tax petition, Tax complaint or administrative Tax appeal filed; any Tax audit or inquiry filed; any right to claim a Tax refund surrendered or foregone; or any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment consented to; or

(r) any agreement or commitment to take any of the actions referred to in clauses (a) through (q).

Section 3.08 No Undisclosed Liabilities.

No Acquired Company has any liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a) liabilities or obligations disclosed and provided for in the Financial Statements or in the notes thereto;

(b) liabilities that have been incurred by any Acquired Company since the Balance Sheet Date in the ordinary course of business and consistent with past practice;

(c) the liabilities or obligations identified in Section 3.08(c) of the Disclosure Schedule; and

(d) liabilities or obligations arising under this Agreement or that would not reasonably be expected to be material to any Acquired Company.

Section 3.09 Material Contracts.

(a) No Acquired Company is a party to or bound by any of the following (a Contract responsive to any of the following categories being hereinafter referred to as a “Material Contract”):

(i) any lease (whether of real or personal property) providing for annual rentals of the equivalent of £20,000 or more;

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(ii) any Contract pursuant to which any Intellectual Property Right or Technology, including any Third Party IP, is licensed, sold, assigned or otherwise conveyed or provided to any Acquired Company or pursuant to which any Person has agreed not to enforce any Intellectual Property Right against any Acquired Company, other than Contracts for Generally Available Software;

(iii) any Contract pursuant to which any Intellectual Property Right or Technology is or has been licensed (whether or not such license is currently exercisable), sold, assigned or otherwise conveyed or provided to a third party by any Acquired Company, or pursuant to which any Acquired Company has agreed not to enforce any Intellectual Property Right against any third party.

(iv) any Contract imposing any restriction on any Acquired Company’s right or ability, or, after the Closing, the right or ability of Purchaser or any of its Affiliates (A) to compete in any line of business or with any Person or in any area or which would so limit the freedom of Purchaser or any of its Affiliates after the Closing Date (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the products or services offered by any Acquired Company or any related Intellectual Property Right), (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) to develop or distribute any Intellectual Property Right or Technology;

(v) any partnership, joint venture or any sharing of revenues, profits, losses, costs or liabilities or any other similar Contract;

(vi) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of share, sale of assets or otherwise) entered into since inception pursuant to which any Acquired Company has any current or future rights or obligations;

(vii) any Contract relating to Indebtedness or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(viii) any Contract relating to the acquisition, issuance or transfer of any securities;

(ix) any Contract relating to any interest rate, currency or commodity derivatives or hedging transaction;

(x) any Contract under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of any Acquired Company or (B) any Acquired Company has directly or indirectly guaranteed liabilities or obligations of any other Person (in each case other than endorsements for the purposes of collection in the ordinary course of business);

(xi) any Contract relating to the creation of any Lien (other than Permitted Liens) with respect to any asset of any Acquired Company;

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(xii) any Contract which contains any provisions requiring any Acquired Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services in the ordinary course of business consistent with past practice);

(xiii) any Contract with any Related Person;

(xiv) any Contract with a Governmental Authority generating revenues or that has been executed within six months prior to the date of this Agreement;

(xv) any employment, severance, retention, change-in-control, bonus or other Contract with any current or former employee, officer, director, advisor or consultant of any Acquired Company (A) pursuant to which an Acquired Company has any current or future rights or obligations, (B) that provides for the payment of any cash or other compensation or benefits upon the consummation of the Transaction, or (C) that otherwise restricts any Acquired Company’s ability to terminate the employment or engagement of such individual without penalty or liability (excluding any penalty or liability in respect of the employee’s notice period and right not to be unfairly dismissed), other than, in each case, Contracts entered into in the ordinary course of business consistent with past practice with any advisor, consultant or employee of any Acquired Company;

(xvi) any Contract that cannot be provided to the Purchaser; and

(xvii) any other Contract not made in the ordinary course of business that is material to any Acquired Company.

(b) The Sellers have made available to Purchaser accurate and complete copies of all written Contracts identified in Section 3.09(a) of the Disclosure Schedule, including all amendments thereto. Section 3.09(a) of the Disclosure Schedule provides an accurate description of the material terms of each Material Contract identified in Section 3.09(a) of the Disclosure Schedule that is not in written form.

(c) Each Material Contract is a valid and binding agreement of the respective Acquired Company, and is in full force and effect, and no Acquired Company is and, to the Knowledge of Seller, no other party thereto is, in default or breach in any material respect under the terms of any such Contract, and, to the Knowledge of Seller, other than as set forth in Section 3.04 of the Disclosure Schedule regarding the consummation of the Transaction, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any grant or rights or other obligation under a Material Contract, or (iv) give any Person the right to cancel, terminate or modify any Material Contract.

(d) No Acquired Company has received any written notice or, to the Knowledge of Seller, any other communication regarding any violation or breach of, or default under, any Material Contract.

(e) No Person is renegotiating, or has a right (or has asserted a right) pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to any Acquired Company under any Material Contract or any other material term or provision of any Material Contract.

Section 3.10 Compliance with Applicable Laws.

(a) Each Acquired Company is, and has at all times been, in material compliance with, and to the Knowledge of Seller is not, and at no time has been, under investigation with respect to or threatened to be charged with or given notice of any violation of, any Applicable Law.

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(b) No Acquired Company has and, to the Knowledge of Seller, no employee or other Person associated with or acting on behalf of any Acquired Company (including any agent) has, directly or indirectly, in connection with any Acquired Company:

(i) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to any Acquired Company’s business;

(ii) made any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise;

(iii) violated or committed any offence under any provision of the U.K. Bribery Act 2010 (the “Anti-Corruption Law”); or

(iv) made any bribe, payoff, influence payment, kickback or other similar unlawful payment.

(c) There are no pending and, to the Knowledge of Seller, there have not been any threatened claims or investigations or potential violations, or other actions, conditions or circumstances giving rise to any future claims or investigations of potential violations, of applicable Anti-Corruption Laws on any Acquired Company related in any way to any Acquired Company’s business.

(d) Each Acquired Company has at all times complied with the Data Protection Laws in all respects.

(e) Each Acquired Company has complied with all data subject requests, including any requests for access to Personal Data, the cessation of specified processing activities or the rectification or erasure of any Personal Data, in each case in accordance with the requirements of the Data Protection Laws

(f) No Acquired Company has, in the period of 1 year preceding the date of this Agreement, suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to any Personal Data, and each Acquired Company has passed all regulatory audits to which they have been subject

(g) No Acquired Company has received (i) notice, request, correspondence or other communication from any Supervisory Authority, or been subject to any enforcement action (including any fines or other sanctions), in each case relating to a breach or alleged breach of their obligations under the Data Protection Laws or (ii) claim, complaint, correspondence or other communication from a data subject or any other person claiming a right to compensation under the Data Protection Laws and to Seller’s Knowledge, there is no fact or circumstance that may lead to any such notice, request, correspondence, communication, claim, complaint or enforcement action.

Section 3.11 Litigation.

(a) There is no pending material Proceeding, and to the Knowledge of Seller, no Person has threatened to commence any Proceeding: (i) that involves any Acquired Company or any of the assets owned or used by any Acquired Company or any Person whose liability an Acquired Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with the Transaction. To the Knowledge of Seller, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any Proceeding that is of a type described in the preceding sentence.

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(b) There is no material order, writ, injunction, directive, restriction, judgment or decree to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject or which restricts in any respect the ability of any Acquired Company to conduct its business. To the Knowledge of Seller, no officer or other employee of any Acquired Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any Acquired Company.

Section 3.12 Real Property.

Each Acquired Company has good and valid title to each parcel of real property owned in fee by the respective Acquired Company (the “Owned Real Property”), and an equitable interest in each parcel of real property leased by an Acquired Company (the “Leased Real Property” and together with the Real Property, the “Company Real Property”). Section 3.12(a) of the Disclosure Schedule lists each parcel of Owned Real Property and Section 3.12(a)(ii) of the Disclosure Schedule lists each lease, sublease, license or other occupancy agreement or arrangement relating to the Leased Real Property (each, a “Real Property Lease”).

(a) The Company Real Property is not subject to any Liens, except for Permitted Liens. No Acquired Company has received any written notice within the 12 months prior to the date of this Agreement of a material violation of any ordinances, regulations or building, zoning or other similar laws with respect to the Company Real Property. No Acquired Company has received any written notice of any expiration of, pending expiration of, changes to, or pending changes to any material entitlement relating to the Company Real Property and there is no condemnation, special assessment or the like pending or, to the Knowledge of Seller, threatened with respect to any of the Company Real Property. Each respective Acquired Company has the right to use and occupy the Company Leased Real Property for the full term of the Real Property Lease relating thereto.

(b) The Company has made available to Purchaser true and complete copies of the Real Property Leases, together with all amendments, modifications and supplements thereto. With respect to the Leased Real Property, no Acquired Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Leased Real Property, other than Permitted Liens.

(c) Except for the Company Real Property, no Acquired Company has any continuing liability in respect of any other property formerly owned or occupied by any Acquired Company either as the original contracting party or by virtue of any direct covenant having been given on a sale or assignment to an Acquired Company or as a guarantor of the obligations of any other Person in relation to such property.

Section 3.13 Properties.

(a) Each Acquired Company has good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets, have valid leasehold interests in, all personal property and assets (whether tangible or intangible) reflected on the 2019 Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property or assets is subject to any Lien, except:

(i) Liens disclosed on 2019 Balance Sheet;

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(ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on 2019 Balance Sheet);

(iii) mechanics’, landlords’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business; or

(iv) Liens which do not materially detract from the value or materially interfere with any present use of such property or assets (clauses “(i)” through “(iv)” of this Section 3.13(a) are, collectively, the “Permitted Liens”).

(b) There are no developments affecting any such property or assets pending or, to the Knowledge of Seller threatened, which would reasonably be expected to materially detract from the value, materially interfere with any present or intended use or materially adversely affect the marketability of any such property or assets. All leases of such personal property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which with notice or lapse of time or both would constitute a default.

(c) The equipment owned by each Acquired Company has no material defects, is in good operating condition and repair and has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted).

(d) The property and assets owned or leased by any Acquired Company, or which it otherwise has the right to use, constitute all of the property and assets used or held for use by each Acquired Company in connection with the Business and are adequate to conduct the Business as currently conducted.

Section 3.14 Intellectual Property.

(a) Section 3.14(a) of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of (i) each item of Registered IP in which any Acquired Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise), (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, and (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest, and (iv) all unregistered trademarks used in connection with any Acquired Company’s products or services. The Company has made available to Purchaser complete and accurate copies of all applications, correspondence, and other material documents related to each such item of Registered IP. Except as set forth on Schedule 3.14(a) no Acquired Company has any Patents or any patent applications.

(b) Section 3.14(b) of the Disclosure Schedule accurately identifies as of the date of this Agreement (i) all Intellectual Property Rights or Technology licensed, sold, assigned or otherwise conveyed or provided to any Acquired Company (other than Standard Software), (ii) the corresponding Contract or Contracts pursuant to which such Intellectual Property Right or Technology is licensed to any Acquired Company, and (iii) whether the license or licenses granted to any Acquired Company is or are, as the case may be, exclusive or nonexclusive. No Person who has licensed Technology or Intellectual Property Rights to any Acquired Company has ownership rights or license rights to derivative works or improvements made by any Acquired Company related to such Technology or Intellectual Property Rights.

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(c) To the Knowledge of Seller, all Company IP is valid, subsisting, and enforceable. All filings, payments and other actions required to be made or taken to obtain, perfect or maintain in full force and effect each item of Company IP that is Registered IP have been made or taken by the applicable deadline and otherwise in accordance with all Applicable Laws. To the Knowledge of Seller, no application for, or registration with respect to, any Registered IP that is Company IP has been abandoned, allowed to lapse, or rejected, since January 1, 2012. Section 3.14(c) of the Disclosure Schedule sets forth a complete and accurate list of each filing, payment, and action that must be made or taken on or before the date that is 90 days after the Closing Date in order to obtain, perfect or maintain in full force and effect each item of Company IP that is Registered IP. No interference, opposition, reissue, reexamination, or other Proceeding of any nature is, or has been, pending or threatened in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged, and to the Knowledge of Seller there is no basis for a claim that any Company IP is invalid or unenforceable.

(d) No Acquired Company is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any Acquired Company to use, assert, enforce, or otherwise exploit any Company IP anywhere in the world. No Acquired Company has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Technology or Intellectual Property Right to any Person.

(e) The Acquired Companies exclusively owns all right, title, and interest to and in the Company IP free and clear of any Liens (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice). The Company IP, together with the Technology and Intellectual Property Rights licensed to any Acquired Company under the Contracts listed in Section 3.09(a) of the Disclosure Schedule, consist of all the Technology and Intellectual Property Rights used in, held for use in, or otherwise necessary for the conduct of the Business as currently conducted.

(f) To the Knowledge of Seller, no current or former shareholder, officer, director, or employee of any Acquired Company has any claim, right (whether or not currently exercisable), or interest to or in any Technology or Intellectual Property Rights used by any Acquired Company. To the Knowledge of Seller, no employee of any Acquired Company is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for any Acquired Company or (ii) in breach of any Contract with any former employer or other Person concerning Technology, Intellectual Property Rights or confidentiality.

(g) To the Knowledge of Seller, no Person has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Company IP. Section 3.14(g) of the Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement (and the Company has made available to Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any Acquired Company or any representative of any Acquired Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(h) No Acquired Company has received written notice that it has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Intellectual Property Right of any other Person. Without limiting the foregoing, the Company Products do not infringe, misappropriate or violate the Intellectual Property Rights of any other Person and have not infringed, misappropriated or violated the Intellectual Property Rights of any other Person, except that with regard to Patent rights of third parties, the foregoing representation is made to the Knowledge of the Seller. No infringement, misappropriation, or similar claim or Proceeding is pending or, to the Knowledge of Seller, threatened against any Acquired Company or against any Person who may be entitled to be indemnified or reimbursed by any Acquired Company with respect to such claim or Proceeding. No Acquired Company has received any notice (in writing) relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person, including any written notice inviting any Acquired Company to take a license under any Intellectual Property Right.

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(i) Neither the execution, delivery, or performance of this Agreement nor the consummation of the Transaction will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Company IP; (ii) a breach of, termination of, or acceleration or modification of any right or obligation under any Contract listed or required to be listed in Sections 3.09(a) of the Disclosure Schedule by reason of Section 3.09 (a)(ii) or Section 3.09(a)(iii); (iii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Technology or Intellectual Property Right, including any such grant, assignment or transfer by Purchaser or its Affiliates.

(j) No Company Product contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). Each Acquired Company implements industry standard measures designed to prevent the introduction of Malicious Code into Company Products, including firewall protections and regular virus scans.

(k) Except as listed on Schedule 3.14(k) no Acquired Company has any Company Proprietary Software.

(l) Section 3.14((l) of the Disclosure Schedule sets forth an accurate and complete list of all Open Source Software that is or has been included, incorporated or embedded in, linked to, combined with or otherwise used in the provision of any Company Product, which list specifies (A) the Contract under which each such item of Open Source Software has been licensed to any Acquired Company, (B) whether such item of Open Source Software has been modified by any Acquired Company, and (C) whether such item of Open Source Software is or was distributed by any Acquired Company. Except as specified in Section 3.14(l) of the Disclosure Schedule, no Company Product is subject to any “copy left” or other obligation or condition (including any obligation or condition under any “open source” license) that (i) could require, or could condition the use or distribution of such Company Product or portion thereof on, (A) the disclosure, licensing, or distribution of any source code for any portion of such Company Product, (B) the granting to licensees of the right to reverse engineer or make derivative works or other modifications to such Company Products or portions thereof, (C) licensing or otherwise distributing or making available a Company Product or any portion thereof for a nominal or otherwise limited fee or charge, or (D) granting any patent rights to any licensee or other third party, or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of any Acquired Company to use, license distribute or charge for any Company Product or any Intellectual Property Rights therein.

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(m) No Acquired Company is and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any Acquired Company to grant or offer to any other Person any license or right to any Company IP.

Section 3.15 Information Technology.

(a) The information technology systems used by any Acquired Company (“IT Systems”) are designed, implemented, operated and maintained in accordance with customary industry standards and practices for entities operating businesses similar to the business of each Acquired Company, including with the respect to redundancy, reliability, scalability and security. Without limiting the foregoing, (a) each Acquired Company has taken reasonable steps and implemented reasonable procedures to ensure that its IT Systems are free from Malicious Code, and (b) each Acquired Company has in effect industry standard disaster recovery plans, procedures and facilities for its business and has taken all reasonable steps to safeguard the security and the integrity of its IT Systems. To the Knowledge of Seller, there have been no unauthorized intrusions or breaches of security with respect to the IT Systems. Each Acquired Company has implemented any and all security patches or upgrades that are generally available for the IT Systems.

(b) The Sellers have no reason to believe that any of the IT Contracts are not adequate for the purposes of the Business.

(c) Each Acquired Company has obtained all necessary rights from third parties to enable their use of the IT Systems for the purposes of the Business.

(d) All elements of the IT Systems (i) are functioning properly in accordance with all applicable specifications and with the service levels set out in the IT Contracts and (ii) include sufficient user information to enable reasonably skilled personnel in the field to use and operate the IT Systems without the need for further assistance.

Section 3.16 Insurance Coverage.

The Sellers have made available to Purchaser accurate and complete copies of all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of any Acquired Company, each of which is in full force and effect. There is no claim by any Acquired Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and each Acquired Company has otherwise complied in all material respects with the terms and conditions of all such policies and bonds. Such policies and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Acquired Companies. The Sellers have no Knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. After the Closing, each Acquired Company shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

Section 3.17 Licenses and Permits.

Each Acquired Company has, and at all times has had, all material licenses, permits, qualifications, accreditations, approvals and authorizations of any Governmental Authority (collectively, the “Permits”), and have made all necessary filings required under Applicable Law, necessary to conduct its business in accordance with Applicable Law. No Acquired Company has received any written notice or other written communication regarding any actual or possible violation of or failure to comply with any term or requirement of any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Permit. Section 3.17 of the Disclosure Schedule sets forth an accurate and complete list of all Permits issued to each Acquired Company. Each such Permit has been validly issued or obtained and is, and after the consummation of the Transaction will be, in full force and effect. Section 3.17 of the Disclosure Schedule sets forth an accurate and complete list of all Permits for which any Acquired Company has applied or has taken the steps necessary to secure or maintain or that any Acquired Company otherwise intends to obtain.

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Section 3.18 Tax Matters.

(a) Each Acquired Company has duly and timely filed with the appropriate Tax authorities all Tax Returns required to be filed for all taxable years since inception. All such Tax Returns are complete and accurate in all material respects. All Taxes due and owing by any Acquired Company (whether or not shown on any Tax Returns and including estimated Taxes that are required to have been paid) have been paid. No Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Tax authority or other Governmental Authority in a jurisdiction where any Acquired Company does not file Tax Returns that any Acquired Company is or may be subject to taxation by that jurisdiction.

(b) No deficiencies for Taxes with respect to any Acquired Company have been claimed or assessed by any Tax authority or other Governmental Authority for all taxable years since inception, and there is no existing audit or inquiry of any Tax authority or other Governmental Authority in relation to any such deficiencies. There are no pending or, to the Knowledge of Seller, threatened, audits, inquiries, assessments or other actions for or relating to any liability in respect of Taxes of any Acquired Company. To the Knowledge of Seller, there are no matters under discussion with any Tax authority with respect to Taxes that are likely to result in an additional liability for Taxes with respect to any Acquired Company. The Company has delivered or made available to Purchaser complete and accurate copies of all federal, state, local and foreign Tax Returns of each Acquired Company (and any predecessor thereof) for all taxable years ending on or after inception, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by any Acquired Company (or any predecessors thereof) since inception. No Acquired Company (or any predecessor thereof) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No power of attorney (other than powers of attorney authorizing employees of any Acquired Company to act on behalf of the respective Acquired Company) with respect to any Taxes is in effect with any Tax authority, and each employee of any Acquired Company who is authorized to act on behalf of the respective Acquired Company with respect to any Taxes is identified on Section 3.18(b) of the Disclosure Schedule.

(c) There are no Liens for Taxes upon any property or asset of any Acquired Company (other than statutory Liens for current Taxes not yet due and payable).

(d) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Tax authority, the use of an improper method of accounting for any period or portion thereof ending prior to the Closing Date, any prepaid amount received on or prior to the Closing or any intercompany transaction or excess loss account.

(e) No Acquired Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract in respect of any party other than the Company.

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(f) No Acquired Company has participated or plans to participate in any Tax amnesty program, or within the last six years has been party to a transaction that has been required to be disclosed to, or that has required a formal clearance or ruling from, any Tax authority or other Governmental Authority.

(g) No Acquired Company has any liability for the Taxes of any Person other than itself (i) as a transferee or successor, (ii) by Contract or (iii) otherwise (including, for the avoidance of doubt, as a result of any tax grouping arrangements in respect of any party that is not an Acquired Company).

(h) Each Acquired Company has timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, equity holders of any Acquired Company or other Person. Each Acquired Company has properly classified all individuals providing services to it as employees or non-employees for all relevant purposes.

(i) All documents which are required (i) to establish the title of any Acquired Company to any asset or (ii) to enforce any rights of any Acquired Company, and in each case in respect of which any stamp duty, registration, transfer or other similar tax is payable (whether as a condition to the validity, registrability or otherwise), have been duly stamped and such stamp, registration, transfer or similar tax has been paid in respect of such documents.

(j) No liability to pay any Stamp Duty Land Tax (or further Stamp Duty Land Tax) (i) has arisen but is unpaid or (ii) will arise, in each case in connection with any interest in land located in the United Kingdom held by any Acquired Company prior to the Closing Date.

Section 3.19 Employees and Employee Benefit Plans.

(a) Section 3.19(a) of the Disclosure Schedule sets forth, in respect of each Employee, the name of employer, name, date of birth, length of continuous service, date of commencement of employment, notice period (or date of expiry of fixed term), the position held and job location, salary, fees or wages (stating whether overtime is contractual or discretionary), holiday entitlement, pension contribution, commission, profit sharing, bonus and incentive arrangements, severance or redundancy terms, and any other material benefits or privileges provided (stating whether contractual of discretionary). No Acquired Company has granted or is obliged to grant any options or rights under any share ownership or share option plan and no Employee Benefit Trust exists. No Acquired Company has employed any individual in the United States. Except as could not result in liability to any Acquired Company, no Acquired Company, nor any ERISA Affiliate of any Acquired Company maintains any plan, agreement, policy or arrangement that is subject to ERISA.

(b) No notice to terminate the contract of any Employee, Consultant or Worker (whether given by the relevant employer or by the Employee, Consultant or Worker) is pending, outstanding or threatened and no dispute under any Employment Legislation or otherwise is outstanding between any Acquired Company and any current or former (i) Employee relating to their employment, its termination or any reference given by any Acquired Company regarding such Employee (ii) Worker relating to their contract, its termination or any reference given by any Acquired Company regarding such Worker; or (iii) Consultant relating to their contract, its termination or any reference given by any Acquired Company regarding such Consultant.

(c) Every Employee, Consultant or Worker who requires permission to work in the UK has current and appropriate permission to work in the UK.

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(d) The Sellers have made available to Purchaser all current employment policies and staff handbooks pertaining to the Employees, Constants or Workers.

(e) No contractual or gratuitous payment (including in the form of a “golden parachute”), benefit or accelerated benefit has been made or may become due to be made to any Employee, Consultant or Worker in connection with the Transaction nor will the consummation of the Transaction enable any Employee to terminate his or her employment.

(f) No offer of employment or engagement has been made by any Acquired Company that has not yet been accepted, or that has been accepted but where the employment or engagement has not yet started.

(g) No amounts due to, or in respect of, any Employee or Former Employee are in arrears or unpaid and there are no amounts that have accrued but are not yet due to be paid. No Acquired Company has made any loan or advance to any Employee that is outstanding.

(h) No Employee or Former Employee is involved in any existing, pending or, to the Knowledge of Seller, threatened claim or dispute by or in respect of any Employee, Former Employee or employee representative representing any Employee (“Employment Dispute”) and has not been involved in any Employment Dispute in the twelve month period prior to the date of this Agreement. To the Knowledge of Seller, there are no facts or circumstances that could reasonably be expected to result in or be the basis for any Employment Dispute, or that may suggest that any of the provisions of this Agreement may lead to any Employment Dispute.

(i) Each Acquired Company has complied in all material respects with all Applicable Laws and codes of practice in respect of each Employee and Former Employee. No Acquired Company has at any time discriminated against or caused any Employee to suffer any detriment on the grounds of sex, gender, sexual orientation, age, race, religion, belief, disability, hours that they work, temporary nature of their employment, membership of a trade union or status as an employee representative or otherwise in contravention of any legislation.

(j) Each Acquired Company has at all times, complied with all notices, orders, and decisions made by any Commission, Executive, Inspectorate, Court, Tribunal or other authority in respect of the Employees. All Employees have leave to enter and remain in the United Kingdom and are entitled to work in the United Kingdom in terms of the UK Immigration, Asylum and Nationality Act 2007.

(k) No Acquired Company has incurred any actual or contingent liability in connection with any termination of employment of its Employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any Employee.

(l) No Acquired Company has, in relation to any of the Employees (i) recognized (or done any act which might be construed as recognition of) any trade union, whether voluntarily or in terms of the statutory procedure set out in the UK Trade Union and Labour Relations (Consolidation) Act 1992, or (ii) entered into any kind of collective agreement, understanding or arrangement with any trade union, works council, staff association or any other employee representative.

(m) No employment-related securities or securities options (as defined in Part 7 of ITEPA 2003) (including, without limitation, shares in any Acquired Company and options over them) have been issued, granted or transferred by any person in connection with any current, former or proposed employment or office with any Acquired Company.

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(n) There are no (and nor have their ever been) employee benefit trusts, family benefit trusts or similar arrangements established by any Acquired Company under which any Director or former director of any Acquired Company, or any Employee or Worker (or any of their respective nominees or associates) may benefit in any form.

(o) Each Acquired Company has complied with their automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation (the “Qualifying Scheme”). No notices, fines, or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pension Regulator in respect of any Acquired Company.

(p) The Qualifying Scheme is the only arrangement(s) under which any Acquired Company has or may have any obligation (whether or not legally binding) to provide or contribute towards pension, lump-sum, death, ill-health, disability or accident benefits in respect of its past or present officers and employees (the “Pensionable Employees”). No proposal or announcement has been made to any employee or officer of any Acquired Company as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any other pension or lump-sum.

(q) No claims or complaints have been made or are pending or threatened in relation to the provision of (or failure to provide) pension, lump-sum, death, ill-health, disability or accident benefit or similar benefits by any Acquired Company in relation to any of the Pensionable Employees. There are no facts or circumstances likely to give rise to such claims or complaints.

(r) No proposal or announcement has been made to any Employee about the introduction, continuance, increase or improvement of any Pension Benefits. No Acquired Company has any legal or ex gratia obligation, arrangement or practice to pay Pension Benefits to or in respect of any person who is not an Employee or Former Employee.

Section 3.20 Environmental Matters.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to any Acquired Company:

(i) no written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding (or any basis therefor) is pending or, to the Knowledge of Seller, is threatened by any Governmental Authority or other Person relating to any Acquired Company and relating to or arising out of any Environmental Law;

(ii) each Acquired Company is, and has at all times been, in material compliance with all Environmental Laws and all Environmental Permits, and to the Knowledge of Seller, no circumstances exist on the date hereof that will require any material capital expenditures to be incurred within one year of the date of this Agreement in order to ensure compliance with Environmental Laws and all Environmental Permits; and

(iii) to the Knowledge of Seller, there are no liabilities or obligations of any Acquired of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of Seller, there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

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(b) No Acquired Company (and the Company Real Property) is individually or cumulatively required to participate in any form of climate change or emissions reduction, record keeping, conservation or trading scheme.

(c) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Seller has Knowledge in relation to the current or prior business of any Acquired Company or any property or facility now or previously owned or leased by any Acquired Company that has not been made available to Purchaser.

Section 3.21 Affiliate Transactions.

No director, officer, employee, Affiliate or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any Acquired Company (each of the foregoing, a “Related Person”), other than in its capacity as a director, officer or employee of an Acquired Company (a) is involved, directly or indirectly, in any business arrangement or other relationship with any Acquired Company (whether written or oral), (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any property or right, tangible or intangible, that is used by any Acquired Company or (c) is engaged, directly or indirectly, in any business that competes with the Business. In addition, to the Knowledge of Seller, no Related Person has an interest in any Person that competes with the business of any Acquired Company in any market presently served by any Acquired Company (except for ownership of less than one percent of the outstanding capital share of any corporation that is publicly traded on any recognized share exchange or in the over-the-counter market).

Section 3.22 Finders’ Fees.

There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Sellers or any Acquired Company who might be entitled to any fee or commission from any Acquired Company in connection with the Transaction.

Section 3.23 Suppliers.

In the 12 months preceding the date of this Agreement, no Acquired Company has been materially affected in an adverse manner as a result of (i) the loss of any of any supplier(s) (ii) a reduction in trade with any of its supplier(s) or (iii) a change in the terms on which it trades with or is supplied by any of its supplier(s).

Section 3.24 Competition.

(a) No Acquired Company is engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which any Acquired Company conducts business and none of its respective directors, officers or employees is or has been engaged in any activity which would be an offence or infringement under any such Competition Law

(b) No Acquired Company, nor any of its respective directors, officers or employees, is the subject of any investigation, inquiry or proceedings by any Competent Authority in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which any Acquired Company conducts business.

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(c) No such investigation, inquiry or proceedings as referred to in Section 3.24(b) above have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings

(d) No Acquired Company is affected by any existing or pending decisions, judgments, orders or rulings of any government body, agency, authority or court responsible for enforcing the Competition Law of any jurisdiction, nor have they given any undertakings or commitments to any such body, agency, authority or court which affect the conduct of the Business.

ARTICLE 4.
Representations and Warranties of Purchaser

Purchaser represents and warrants to the Sellers that:

Section 4.01 Corporate Existence and Power.

Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

Section 4.02 Corporate Authorization.

Purchaser has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and all related Transaction Documents; and the execution, delivery and performance by Purchaser of this Agreement and all related Transaction Documents has been duly authorized by all necessary action on the part of Purchaser. Assuming the due authorization, execution and delivery of this Agreement by the Sellers and the Company, this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.03 Governmental Authorization.

The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws or the laws of any national securities exchange, and (b) any actions or filings the absence of which would not be reasonably expected to materially impair the ability of Purchaser to consummate the Transaction.

Section 4.04 Non-contravention.

The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Purchaser or (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any material Applicable Law.

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Section 4.05 Financial Ability.

On the Closing Date, Purchaser will have available cash or other sources of immediately available funds sufficient to pay or cause to be paid the Completion Cash Payment.

Section 4.06 Litigation.

There are no actions, suits, claims, investigations or other legal proceedings pending or threatened in writing against or by Purchaser or any Affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

ARTICLE 5.
Covenants of the Sellers and the Acquired Companies

Section 5.01 Conduct of the Acquired Companies.

From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms (such period being hereinafter referred to as the “Interim Period”), the Sellers shall, and shall cause each Acquired Company to, conduct the Business in the ordinary course consistent with past practice and use commercially reasonable efforts to (i) preserve intact the present business organization of the Acquired Companies, (ii) maintain in effect all foreign, federal, state and local Permits of the Acquired Companies, (iii) keep available the services of officers and key employees of the Acquired Companies, and (iv) maintain satisfactory relationships with the customers and lenders of the Acquired Companies and others having material business relationships with them. Without limiting the generality of the foregoing, except (1) as set forth on Schedule 5.01, (2) as expressly permitted or contemplated by this Agreement or (3) pursuant to the written consent of Purchaser (such consent not to be unreasonably withheld or delayed), during the Interim Period, the Sellers shall cause each Acquired Company not to:

(a) amend its Organizational Documents (whether by merger, consolidation or otherwise);

(b) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any securities of any Acquired Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of any Acquired Company;

(c) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any securities of any Acquired Company;

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for any budgeted capital expenditures and other unbudgeted capital expenditures not to exceed GBP£20,000 individually or GBP£100,000 in the aggregate, except for any capital expenditure incurred with Codewizards as previously agreed by the Purchaser in writing;

(e) acquire (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, any material assets, securities, properties, interests or businesses;

(f) sell, lease, license, assign, convey, dispose of, encumber, or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of the assets, securities, properties, interests or businesses of the Acquired Companies, including any Intellectual Property Rights and Technology, other than sales and licenses of Company Products in the ordinary course of business consistent with past practice;

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(g) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice;

(h) make any payments to any Related Person, except for intercompany payments to the Company or the Acquired Companies;

(i) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness in excess of GBP£150,000, excluding Intercompany Indebtedness;

(j) enter into, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of any Acquired Company, other than in the ordinary course of business consistent with past practice (provided that, in the event such Material Contract provides for annual payments by or to an Acquired Company of GBP£100,000 or more, the Acquired Company shall be permitted to enter into, amend, or modify such Material Contract if the Sellers have given the Purchaser at least 5 days prior written notice of such action with respect to such Material Contract and the material terms thereof);

(k) other than as required by Applicable Law: (i) grant or increase, or commit to grant or increase, any form of compensation or benefits payable to any director, officer, advisor, consultant, or employee of any Acquired Company, including pursuant to any Employee Plan, (ii) adopt, enter into, modify or terminate, or commit to adopt, enter into, modify or terminate, any Employee Plan, (iii) accelerate, or commit to accelerate, the vesting or payment of any compensation or benefits under any employee benefit plan, (iv) grant, or commit to grant, any equity or equity-linked awards or other bonus, commission or other incentive compensation to any director, officer, advisor, consultant or employee of any Acquired Company, or (v) hire, promote or terminate, or commit to hire, promote or terminate, any employee, officer, director or consultant of any Acquired Company or who otherwise provides services to the Acquired Companies in respect of the Business, other than, with respect to clauses (i) and (v) above, in the ordinary course of business consistent with past practice to any advisor, Worker, Consultant or Employee of any Acquired Company who receives less than GBP£40,000 in base compensation per annum;

(l) fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any Intellectual Property Rights used in or otherwise material to the business of any Acquired Company, other than in the ordinary course consistent with past practice regarding Intellectual Property Rights that are not material to the conduct of the business of any Acquired Company;

(m) take any action that could reasonably be expected to trigger the release of the source code or other proprietary software of any Acquired Company to any third party;

(n) change any Acquired Company’s methods of accounting or accounting practices, except as required by concurrent changes as agreed to by its independent public accountants;

(o) commence, settle, or offer or propose to settle, (i) any Proceeding involving or against any Acquired Company, (ii) any shareholder litigation or dispute against any Acquired Company or any of its officers or directors or (iii) any Proceeding that relates to the Transaction;

(p) make or change any Tax election; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any Tax; file any federal or state income tax return or any other material Tax Return; amend any Tax Return; surrender or forfeit any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment; or

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(q) form or acquire any Subsidiaries.

Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that prior to the Closing Date nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operation of the Acquired Companies, and prior to the Closing Date, the Sellers and the Acquired Companies shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business.

Section 5.02 Non-Competition/Non-Circumvention.

Glen Elliott, John Barker, Gerald Aherne and Pierre Coutin in their individual capacity or as a manager, member, officer, director, agent, principal, partner, employee, consultant, advisor and representative of any Person shall not, without the prior written consent of the Purchaser:

(a) at any time during the Restricted Period, carry on or be engaged, concerned or interested in, or in any way assist, (either as principal or partner, alone or jointly with, through or as manager, adviser, consultant or agent for any Person or in any other capacity whatsoever) directly or indirectly, a Restricted Business within or targeting the geographic area of the United Kingdom;

(b) at any time during the Restricted Period:

(i)	canvass, solicit or otherwise seek to engage any Restricted Customer or Prospective Customer with a view to providing goods or services to them in competition with the Business, unless permitted under the terms of an eemployment aagreement; or

(ii)	induce or attempt to induce a Restricted Customer or Prospective Customer to cease or refrain from conducting business with, or to reduce the amount of business conducted with, or to vary adversely the terms upon which it conducts business with, any of the other Acquired Companies, or do any other thing which is reasonably likely to have such an effect;

(c) at any time during the Restricted Period, have any business dealings with a Restricted Customer or a Prospective Customer in connection with the provision of goods or services to them in competition with the Business unless permitted under the terms of an employment agreement;

(d) at any time during the Restricted Period solicit, entice or attempt to entice away, any person who is at the Closing Date, or has been at any time during the period of 12 months immediately preceding the Closing Date, a supplier of goods or services to any of the other Acquired Companies, if such dealings, solicitation or enticement causes or is reasonably likely to cause such a supplier to cease supplying, or to reduce its supply of goods or services to, any of the other Acquired Companies, or to vary adversely the terms upon which it conducts business with any of the other Acquired Companies unless permitted under the terms of an employment agreement;

(e) at any time during the Restricted Period, offer employment to, enter into a contract for the services of, or otherwise entice or attempt to entice away from any of the other Acquired Companies, any Restricted Person, or procure or facilitate the making of any such offer or attempt by any other Person;

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(f) at any time after the Closing Date, use in the course of any business:

(i) any trade or service mark, business or domain name, design or logo which, at the Closing Date, is being or has been used by any of the other Acquired Companies in connection with the Business; or

(ii) anything which, in the reasonable opinion of the Purchaser, is capable of confusion with any of the words, marks, names, designs or logos referred to in Section 5.02(f)(i) above;

(g) at any time after the Closing Date, do or say anything which may be harmful to the reputation of any of the other Acquired Companies; or

(h) at any time after the Closing Date, present himself or herself (or permit himself or herself to be presented) as:

(i) connected in any capacity with any of the other Acquired Companies (save in the normal course of employment or engagement by the Purchaser or any of the other Acquired Companies if such employment or engagement continues after Closing); or

(ii) interested or concerned in any way in the Shares (or any of them).

(i) Notwithstanding, the Purchaser expressly authorises Navatron Limited to continue to be engaged, concerned or interested in, or in any way assist, (either as principal or partner, alone or jointly with, through or as manager, adviser, consultant or agent for any Person or in any other capacity whatsoever) directly or indirectly, a Restricted Business within or targeting the geographic area of the United Kingdom.

Section 5.03 Access to Information.

(a) Subject to Section 5.03(b), from the date of this Agreement until the Closing, upon reasonable notice and during normal business hours, and subject to Applicable Law, the Sellers shall and shall cause each Acquired Company to (i) give Purchaser and its Representatives reasonable access to the offices, properties, books and records of the Acquired Companies, (ii) furnish to Purchaser and its Representatives such financial and operating data and other information relating to the Acquired Companies as such Persons may reasonably request, in the same form provided to Purchaser during its due diligence review, provided, that the Sellers need not provide financial and operating data any earlier than such information would otherwise be available in the ordinary course of business consistent with past practice, and (iii) instruct the Representatives of the Acquired Companies to cooperate with Purchaser in its investigation of the Acquired Companies. Any investigation pursuant to this Section 5.03(a) shall be conducted in such manner as not to be disruptive or interfere unreasonably with the conduct of the business of the Acquired Companies. Prior to the Closing, with the prior written consent of the Sellers, which shall not be unreasonably withheld, conditioned or delayed, (A) Purchaser may contact any Suppliers to, or customers of, the Acquired Companies, and (B) Purchaser shall have the right to perform invasive or subsurface investigations of the properties or facilities of the Acquired Companies. All information provided to Purchaser and its Affiliates and Representatives pursuant to this Agreement shall be considered confidential.

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(b) The Sellers may (i) withhold from Purchaser any Contracts entered into after the date hereof and which the Sellers provide notice to Purchaser of the fact that such Contracts cannot be provided to Purchaser under Applicable Law, or (ii) prohibit any investigation or examination under Section 5.03(a), where, in the case of clause (ii), the Sellers have determined, in its reasonable judgment and on the advice of outside legal counsel, that doing so would (A) violate Applicable Law, (B) breach a Contract or obligation of confidentiality owing to a third party, or (C) constitute a waiver of attorney-client privilege, it is agreed that the Sellers shall give notice to Purchaser of the fact that it is withholding such Contracts or information, and thereafter the Sellers and Purchaser shall, if permissible, reasonably cooperate (including by entering into a joint defense or similar agreement) to cause such information or documents to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the applicable restriction. Purchaser shall not have access to personnel records of the Acquired Companies relating to individual performance or evaluation records, medical histories or other information, the disclosure of which would result in the violation of Applicable Law.

Section 5.04 Notice of Certain Events.

During the Interim Period, the Sellers shall promptly notify Purchaser of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction;

(b) any notice or other communication from any Governmental Authority (i) delivered in connection with the Transaction or (ii) indicating that a Permit is revoked or about to be revoked or that a Permit is required in any jurisdiction in which such Permit has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to have a Material Adverse Effect;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting any Acquired Company, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 3.11 or 3.14, as the case may be, or that relate to the consummation of the Transaction;

(d) any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement; and

(e) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 8 impossible or unlikely.

No such notice shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Sellers in this Agreement, or (ii) determining whether any of the conditions set forth in Article 8 has been satisfied.

Section 5.05 Indebtedness.

Prior to the Closing, the Sellers shall cancel and terminate all Indebtedness without any continuing liability or obligation to any Acquired Company other than any Indebtedness set out in Section 5.05 of the Disclosure Schedule.

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ARTICLE 6.

Additional Covenants of the Parties

Section 6.01 Appropriate Action; Consents.

(a) Each Seller, the Company and Purchaser shall, and the Sellers shall cause the Acquired Companies to, use commercially reasonable efforts to: (i) take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the Transaction as promptly as practicable; and (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by any Acquired Company, or to avoid any Proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transaction. The parties shall furnish to each other all information required for any application or other filing under the rules and regulations of any Applicable Law in connection with the Transaction.

(b) The parties shall give any notices to third parties, and use, their commercially reasonable efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the Transaction, (ii) required to be disclosed in the Disclosure Schedule or (iii) required to prevent a Material Adverse Effect from occurring prior to or after the Closing.

Section 6.02 Confidentiality; Public Announcements.

(a) Each party undertakes to the other to keep confidential the terms of this Agreement and to use the information only for the purposes contemplated by this Agreement.

(b) Each party undertakes to the other to keep (and to ensure that their respective Affiliates, connected persons, agents and employees keep) confidential (i) any information (whether written or in any other form) which relates to the negotiation terms or subject matter of the Transaction and (ii) all confidential information about the respective party or its Affiliates (collectively “Confidential Information”).

(c) Section 6.02(b) does not apply to Confidential Information to the extent that (i) it is required to be disclosed by any Applicable Law or by any Governmental Authority to whose rules the party making the disclosure is subject, whether or not having the force of law, provided that the party disclosing the information shall (to the extent permissible) notify the other party of the information to be disclosed (and of the circumstances in which the disclosure is alleged to be required) as early as reasonably possible before such disclosure must be made and shall take all reasonable action to avoid and limit such disclosure, (ii) it is disclosed to any applicable tax authority either to the extent required by a legal obligation or to the extent reasonably required to assist the settlement of the disclosing party’s tax affairs, (iii) it is contained in any press or other announcement which is in an agreed form, (iv) it enters the public domain other than as a result of a breach of the obligations in Section 6.02(d), (v) it is in the possession of the receiving party free from any restriction as to its use or disclosure and having been obtained from a third party, or (vi) in order to perform its obligations under or pursuant to this Agreement, either party is required to disclose to a third party who has been made aware of the obligations of confidentiality and agrees to keep the information confidential and not to use any Confidential Information for any purpose other than the purpose for which it was disclosed;.

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(d) Without limiting any other provision of this Agreement, each of Purchaser and the Sellers shall consult with the other and issue a joint press release with respect to the execution of this Agreement. Thereafter, neither the Sellers, the Company nor Purchaser, nor any of their respective Subsidiaries, shall issue any press release or other announcement (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to this Agreement, or the Transaction without the prior consent of the other parties hereto (such consent not to be unreasonably withheld, conditioned or delayed), except as such press release or other announcement may be required by Applicable Law or the applicable rules of a national securities exchange, in which case the party required to issue the release or make the announcement shall use its commercially reasonable efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance.

Section 6.03 Preservation of Records.

The Sellers and Purchaser agree that each of them shall preserve and keep the records held by them or their Affiliates relating to the respective businesses of the Acquired Companies for a period of three years from the Closing Date and shall make such records and personnel available, during normal business hours upon reasonable notice and in a manner so as to not unreasonably interfere with the conduct of business, to the other as may be reasonably requested by such party in accordance with this Section 6.03. Requests may be made under this Section 6.03 only to (a) facilitate the preparation for or the prosecution, defense, or disposition of any Proceeding (other than any Proceeding between or among any of the parties hereto or any Indemnitee) or (b) prepare and file other documents or reports required by any Governmental Authority. Notwithstanding anything herein to the contrary, neither party shall be required to make any such records or personnel available to the extent such party determines, in its reasonable judgment (after consultation with outside legal counsel), that doing so would (i) violate Applicable Law, (ii) breach a Contract or obligation of confidentiality owing to a third party or (iii) constitute a waiver of attorney-client privilege (it being agreed that such party shall give notice to the other party of the fact that it is withholding such information or documents pursuant to clauses (i) through (iii) above and thereafter the parties shall reasonably cooperate (including by entering into a joint defense or similar agreement) to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the applicable restriction). The Sellers shall not have access to personnel records of the Acquired Companies relating to individual performance or evaluation records, medical histories or other information, the disclosure of which would result in the violation of Applicable Law. In the event the Sellers or Purchaser wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within such 90-day period, to take possession of the records within one hundred eighty (180) days after the date of such notice.

ARTICLE 7.

Tax Matters

Section 7.01 Tax Periods Ending on or before the Closing Date.

To the extent not filed prior hereto, the Sellers shall prepare or cause to be prepared, in accordance with Applicable Law and consistent with past practice, each Tax Return required to be filed with respect to an Acquired Company for a Pre-Closing Tax Period. At least 20 days prior to the date on which any such Tax Return is due (after taking into account any valid extension), the Sellers shall deliver such Tax Return to Purchaser. No later than five days prior to the date on which such Tax Return for a Pre-Closing Tax Period is due (after taking into account any valid extension), Purchaser, after reasonable consultation with the Sellers, may make reasonable changes and revisions to such Tax Return. The Sellers shall not file such Tax Return without the consent of the Purchaser, which shall not be unreasonably withheld, conditioned or delayed. To the extent not filed prior hereto, the Sellers shall file or cause to be filed each Tax Return required to be filed with respect to an Acquired Company for a Pre-Closing Tax Period.]

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Section 7.02 Cooperation on Tax Matters.

Purchaser and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest. Such cooperation shall include the retention and (upon the other party’s request) access to (and ability to copy) the records and information which may be reasonably relevant to any such Tax Contest and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and the Sellers shall retain all books and records with respect to Tax matters pertinent to the Acquired Companies relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority. The Sellers shall deliver or make available to Purchaser on the Closing Date, originals or accurate copies of all such books and records.

Section 7.03 Contest Provisions.

If, subsequent to the Closing, Purchaser or any Acquired Company receives notice of a Tax Contest with respect to any Tax Return for a Pre-Closing Tax Period (a “Pre-Closing Return”) with respect to which Indemnitees claim a right to indemnification under this Agreement, then within 10 days after receipt of such notice, Purchasers shall notify the Sellers of such notice; provided, however, that any failure on the part of Purchaser to so notify the Sellers shall not limit any of the obligations of the Sellers under Article 10 (except to the extent such failure materially prejudices the defense of such Tax Contest or materially increases the Sellers’ liability). Purchaser shall have the right to control the conduct and resolution of such Tax Contest, provided that Purchaser shall keep the Sellers reasonably informed of all material developments on a timely basis, shall consider in good faith any comments provided by the Sellers in connection with the conduct and resolution of such Tax Contest and Purchaser shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on Sellers’ indemnification obligations under this Agreement without Sellers’ written consent, which consent shall not be unreasonably withheld. “Tax Contest” means any audit, other administrative proceeding or inquiry by a Government Authority, or judicial proceeding, in each case relating to the relevant Tax Return.

Section 7.04 Characterization of Payments.

Any indemnity payments made pursuant to Article 10 shall constitute an adjustment of the Consideration paid by Purchaser pursuant to this Agreement for Tax purposes and shall be treated as such by all parties on their Tax Returns to the extent permitted by law.

Section 7.05 Transfer Taxes.

All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Transaction and this Agreement shall be borne by Purchaser. Purchaser will file, and the Sellers shall cooperate in the preparation and filing of, all necessary Tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

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ARTICLE 8.
Closing Conditions

Section 8.01 Conditions to the Obligations of Each Party.

The obligations of the Sellers and Purchaser to consummate the Transaction are subject to the satisfaction of the following conditions:

(a) Governmental Approvals. All notices to, filings with and Consents of Governmental Authorities required to be made or obtained under any Applicable Law in connection with the execution, delivery and performance of this Agreement and the consummation of the Transaction shall have been made or obtained and be in full force and effect.

(b) No Injunction. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Authority of competent jurisdiction shall be in effect which prevents the consummation of the Transaction on the terms contemplated herein, and no Applicable Law shall have been enacted or be deemed applicable to the Transaction that makes illegal consummation of the Transaction.

Section 8.02 Conditions to the Obligations of Purchaser.

The obligations of Purchaser to consummate the Transaction are subject to the satisfaction, at or prior to the Closing, of the following further conditions:

(a) Representations and Warranties. Each of (i) the representations shall be fair and accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (except for representations that speak as of a particular date, which shall be fair and accurate in all respects as of such date) and (ii) the other representations and warranties made by the Sellers in this Agreement shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be accurate in all material respects as of such date), in the case of this clause “(ii)”, without giving effect to any Material Adverse Effect or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties.

(b) Covenants. Each of the covenants and obligations that the Sellers or any Acquired Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Consents. Each of the Consents set forth in Schedule 8.02(c) shall have been obtained in form and substance reasonably satisfactory to Purchaser and shall be in full force and effect.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(e) Executed Agreements and Certificates. Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) a certificate of a secretary or assistant secretary (the Secretary’s Certificate”), or equivalent officer, of each Seller certifying copies of (A) for each Acquired Company, its charter documents as certified by the Secretary of State (or equivalent Governmental Authority) of its jurisdiction of incorporation, and bylaws, each as amended, and (B) the resolutions of each Seller and the Company authorizing the execution, delivery and performance of this Agreement and the Transaction and, in the case of the Company, the transfer of the Company Shares and (subject only to due stamping) the registration, in the register of members, of Purchaser as the holder of the Company Shares following the Closing, and the incumbency and signatures of officers of each Seller and the Company executing this Agreement;

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(ii) a certificate executed on behalf of each Seller by its Chief Executive Officer (the “Seller Closing Certificate”) and containing representations and warranties of the Company (A) to the effect that the conditions set forth in Sections 8.02(a), 8.02(b), 8.02(d), 8.02(f), 8.02(g) 8.02(h) and 8.02(i) have been duly satisfied, (B) specifying the total amount of the Closing Indebtedness;

(iii) the written resignations or related waivers and releases of claims listed on Schedule 8.02(e) (the “Resignations”), each effective as of the Closing and in a form reasonably acceptable to Purchaser;

(iv) for each Acquired Company, share certificates representing all of the issued and outstanding shares of capital share of such Acquired Company; and

(v) all of the statutory and other books (duly written up to date) of each Acquired Company and all certificates of incorporation, certificates of incorporation on change of name and common seals or such equivalent items in the relevant jurisdiction as are kept by such Acquired Company or required to be kept by Applicable Law.

(f) Related Party Transactions. All Contracts between any Acquired Company, on the one hand, and any Related Person, on the other hand, (other than ordinary course agreements relating to employee compensation and benefits that have been made available to Purchaser) shall have been terminated.

(g) Litigation. There shall not be pending or threatened by or before any Governmental Authority any Proceeding that (i) seeks to prevent the consummation of the Transaction on the terms, and conferring upon Purchaser all of their respective rights and benefits, contemplated herein, or (ii) seeks the award of Damages (in an amount material to the Acquired Companies) payable by, or any other remedy against, Purchaser if the Transaction is consummated.

(h) Completion of Financial Audit. The Sellers shall have completed the Financial Audit to the satisfaction of Purchaser.

Section 8.03 Conditions to the Obligations of the Sellers.

The obligations of the Sellers to consummate the Transaction are subject to the satisfaction, at or prior to the Closing, of the following further conditions:

(a) Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement (i) shall have been fair and accurate in all material respects as of the date of this Agreement, without giving effect to any materiality qualifications contained or incorporated directly or indirectly in such representations and warranties, and (ii) shall be fair and accurate in all material respects as of the Closing Date as if made as of the Closing Date (except for representations and warranties that speak as of a particular date which shall be fair and accurate in all material respects as of such date), without giving effect to any materiality qualifications contained or incorporated directly or indirectly in such representations and warranties.

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(b) Covenants. Each of the covenants and obligations that Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Executed Agreements and Certificates. The Sellers shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) a certificate executed on behalf of Purchaser by its authorized representative and containing the representation and warranty of Purchaser that the conditions set forth in Sections 8.03(a) and 8.03(b) have been duly satisfied (the “Purchaser Closing Certificate”); and

(ii) a certificate representing the Share Consideration.

(d) Litigation. There shall not be pending or threatened by or before any Governmental Authority any Proceeding that seeks to prevent the consummation of the Transaction on the terms contemplated herein.

ARTICLE 9.
Termination

Section 9.01 Termination.

This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing:

(a) by mutual written agreement of the Sellers and Purchaser;

(b) by either the Sellers or Purchaser, if the Closing has not occurred on or before 31st March, 2021 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time;

(c) by either Purchaser or the Sellers, if a Governmental Authority shall have issued any order, injunction or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Transaction;

(d) by Purchaser if there shall have occurred a Material Adverse Effect;

(e) by Purchaser, if (i) the covenants or obligations of the Sellers contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.02(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by the Sellers during the 30-day period after Purchaser notifies the Company, as applicable in writing of the existence of such inaccuracy or breach (the “Seller Cure Period”), then Purchaser may not terminate this Agreement under this Section 9.01(e) as a result of such inaccuracy or breach prior to the expiration of the Seller Cure Period unless the Company, as applicable, is no longer continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach;

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(f) by the Sellers, if (i) any representation or warranty of Purchaser contained in this Agreement shall be inaccurate such that the condition set forth in Section 8.03(a) would not be satisfied, or (ii) the covenants or obligations of Purchaser contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.03(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Purchaser during the 30-day period after the Sellers notifies Purchaser in writing of the existence of such inaccuracy or breach (the “Purchaser Cure Period”), then the Sellers may not terminate this Agreement under this Section 9.01(f) as a result of such inaccuracy or breach prior to the expiration of the Purchaser Cure Period unless Purchaser is no longer continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach;

(g) by Purchaser if the Sellers are unable to produce a Working Capital Statement in such form as has been agreed with the Purchaser.

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give a notice of such termination to the other party setting forth a brief description of the basis on which such party is terminating this Agreement.

Section 9.02 Effect of Termination.

If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to any other party hereto; provided that: (a) neither the Sellers nor Purchaser shall be relieved of any obligation or liability arising from any prior intentional and material breach by such party of any provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 6.03, Section 9.03 and Article 11, which shall survive any termination of this Agreement.

Section 9.03 Payment of Expenses.

If this Agreement is terminated pursuant to the Section 9.01, each of Purchaser and the Sellers shall be responsible for their own fees incurred in connection with the Transaction and this Agreement.

ARTICLE 10.
Indemnification

Section 10.01 Survival of Representations, Etc.

(a) The representations and warranties and other obligations made by the Sellers in this Agreement shall survive the Closing until the date that is twelve (12) months following the Closing Date, (the “Expiration Date”). Notwithstanding the foregoing, if at any time prior to the respective Expiration Date any Indemnitee delivers to the Sellers a written notice alleging the existence of a misrepresentation of any of such representation, warranty, covenant or other obligation and asserting a claim for recovery under Section 10.02 based on such alleged misrepresentation then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved. Notwithstanding the Sellers will not be liable to any Indemnitee to the extent that the Damages relates to matters disclosed in the Disclosure Schedule. Notwithstanding the foregoing, all representations and warranties made by the Sellers in this Agreement shall survive indefinitely in the event of fraud or willful or intentional misrepresentation by the Sellers or any of its Representatives.

(b) All representations and warranties made by Purchaser in this Agreement and in any certificate or other writing delivered at the Closing shall terminate and expire as of the Closing, and any liability of Purchaser with respect to such representations and warranties shall thereupon cease, except in the case fraud or willful or intentional misrepresentation, in which case all representations and warranties of Purchaser shall survive indefinitely.

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(c) The representations, warranties, covenants and obligations of the Sellers, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished, or made available to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives other than as set out in the Disclosure Schedule.

(d) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by the Sellers in this Agreement that is deemed to be accepted and acknowledged by the Purchaser of its awareness to the information.

(e) The parties acknowledge and agree that if any Acquired Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any misrepresentation of any representation, warranty, covenant or obligation, then (without limiting any of the rights of such Acquired Company as an Indemnitee) Purchaser shall also be deemed, by virtue of its ownership of the shares of such Acquired Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

Section 10.02 Indemnification.

From and after the Closing and subject to Section 10.03, the Sellers shall severally hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees prior to the Expiration Date or to which any of the Indemnitees may otherwise become subject to as a result of an alleged misrepresentation any of such representation or warranty, covenant or other obligation notified to the Sellers prior to the Expiration Date in accordance with Section 10.01 above (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with:

(a) any misrepresentation of any representation or warranty of the Sellers as of the date of this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty);

(b) any misrepresentation of any representation or warranty of the Sellers as if such representation and warranty had been made on and as of the Closing Date (except for such representations and warranties that address matters only as of a particular time, which need only be accurate as of such time) (without giving effect to any “Material Adverse Effect” or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty);

(c) any breach of any covenant or obligation of the Sellers set forth in this Agreement;

(d) any Closing Indebtedness or inaccuracies in the Working Capital Statement;

(i) any Taxes of the Acquired Companies with respect to any Pre-Closing Tax Period and (ii) the unpaid Taxes of any Person (other than the Acquired Companies) for which any Acquired Company is liable as a transferee or successor, by Contract, or otherwise (including, for the avoidance of doubt, as a result of any tax grouping arrangements);

(e) all liabilities of the Sellers or its Subsidiaries (other than the Acquired Companies), whether such liabilities arise before, at, or after the Closing, including but not limited to, (i) any liabilities related to restructurings or divestitures implemented or planned to be implemented by the Sellers prior to the Closing Date, (ii) any claims or threatened claims by or purportedly on behalf of any shareholder of the Sellers, and (iii) any liabilities of the Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement and the Transaction;

provided, however, that in no event shall such Damages be “double counted” for purposes of this Article 10.

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Section 10.03 Limitations.

(a) The Sellers shall not be required to make any indemnification payment pursuant to Section 10.02 until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other misrepresentation in or breaches of any representations or warranties) that have been directly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds an amount equal to GBP£60,000 (the “Deductible”) in the aggregate.

(b) Subject to Section 10.03(c), 10.03(d), 10.03(e), 10.03(f) and 10.03(g), the maximum aggregate liability of the Sellers under this Article 10 shall be GBP£3,000,000, except in the event of fraud or willful or intentional misconduct by the Sellers or any of its Representatives.

(c) Absent fraud or willful or intentional misrepresentation, the indemnification provisions contained in this Article 10 are intended to provide the sole and exclusive remedy following the Closing as to all Damages any Indemnitee may incur arising from or relating to this Agreement or the Transaction (it being understood that nothing in this Section 10.03(c) or elsewhere in this Agreement shall affect the parties’ rights to specific performance with respect to the covenants referred to in this Agreement or to be performed after the Closing).

(d) The Sellers will not be liable to any Indemnitee to the extent that the Damages:

(i)	is based upon a liability which is contingent only unless and until such contingent becomes an actual liability (is due and payable);

(ii)	arises or is increased as a result of an increase in rates of Taxes after Closing;

(iii)	arises or is increased as a result of any Applicable Laws enunciated practice enacted, made, in force or allowed (as appropriate), after the Closing Date;

(iv)	relates to matters disclosed in the Disclosure Schedules;

(v)	arises, occurs or is otherwise attributable to, or the Seller’s liability pursuant to such Indemnitee is increased as a result of:

1.	any voluntary act, omission, transaction or arrangement of the Purchaser or the Company or the Acquired Company (or their respective directors, employees or agents) on or after the Closing Date;

2.	any voluntary act, omission, transaction or arrangement carried out at the written request or with the prior written consent of the Purchaser before the Closing Date; or

3.	any change in the accounting bases, policies, practices or methods applied in preparing any accounts or valuing any assets or liabilities of the Company or the Acquired Company introduced or having effect after the Closing Date.

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(e) Where the Purchaser or the Company or the Acquired Company have recovered under a policy of insurance or from a third party in respect of any matter or circumstance giving rise to the Damages, the Purchaser shall then reimburse the Sellers any sum paid by the Sellers in respect of such claim, less the costs of such recovery incurred by the Company or the Acquired Company or the Purchaser and any Tax thereon.

(f) Notwithstanding anything to the contrary in this Agreement, the Sellers shall not be liable to the Purchaser by reason of any representation or warranty, condition or other term or any duty of common law, or under the express terms of this Agreement, for any consequential, special, incidental or punitive loss or damage (whether for loss of current or future profits, loss of enterprise value or otherwise), even if advised of the possibility of such damages.

(g) The Purchasers agrees that rescission or termination shall not be available as a remedy for any breach of this Agreement and Purchaser shall not be entitled to rescind or terminate this Agreement other than in accordance with Section 9.

Section 10.04 Claims and Procedures.

(a) If at any time prior to the Expiration Date, Purchaser determines in good faith that any Indemnitee has a bona fide claim for indemnification pursuant to this Article 10, Purchaser may deliver to the Sellers a certificate signed by any officer of Purchaser (any certificate delivered in accordance with the provisions of this Section 10.04(a) an “Officer’s Claim Certificate”):

(i)	stating that an Indemnitee has a claim for indemnification pursuant to this Article 10;

(ii)	to the extent possible, containing a good faith non-binding, preliminary estimate of the amount to which such Indemnitee claims to be entitled to receive, which shall be the amount of Damages such Indemnitee claims to have so incurred or suffered or could reasonably be expected to incur or suffer; and

(iii)	specifying in reasonable detail (based upon the information then possessed by Purchaser) the material facts known to the Indemnitee giving rise to such claim.

(iv)	No delay in providing such Officer’s Claim Certificate prior to the Expiration Date shall affect an Indemnitee’s rights hereunder, unless (and then only to the extent that) the Sellers are materially prejudiced thereby.

(b) If the Sellers in good faith object to any claim made by Purchaser in any Officer’s Claim Certificate, then the Sellers shall deliver a written notice (a “Claim Dispute Notice”) to Purchaser during the 30-day period commencing upon receipt by the Sellers of the Officer’s Claim Certificate. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made by Purchaser in the Officer’s Claim Certificate. If the Sellers do not deliver a Claim Dispute Notice to Purchaser prior to the expiration of such 30-day period, then (i) each claim for indemnification set forth in such Officer’s Claim Certificate shall be deemed to have been conclusively determined in Purchaser’s favor for purposes of this Article 10 on the terms set forth in the Officer’s Claim Certificate. If the Sellers deliver a Claim Dispute Notice, then Purchaser and the Sellers shall attempt in good faith to resolve any such objections raised by the Sellers in such Claim Dispute Notice. If Purchaser and the Sellers agree to a resolution of such objection, then a memorandum setting forth the matters conclusively determined by Purchaser and the Sellers shall be prepared and signed by both parties.

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(c) If no such resolution can be reached during the 45-day period following Purchaser’s receipt of a given Claim Dispute Notice, then upon the expiration of such 45-day period, either Purchaser or the Sellers may bring suit to resolve the objection in accordance with Sections 11.07, 11.08 and 11.09. The decision of the trial court as to the validity and amount of any claim in such Officer’s Claim Certificate shall be non-appealable, binding and conclusive upon Purchaser and the Sellers. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

Section 10.05 Defense of Third-Party Claims.

Except as otherwise provided in Article 10, in the event of the assertion of any claim or the commencement by any Person of any Proceeding (whether against an Acquired Company, against Purchaser or against any other Person) with respect to which the Sellers may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Article 10 (each, a “Claim”), Purchaser shall have the right, upon written notice to the Sellers within thirty (30) days of receipt of a Claim, to assume the defense and control of such Claim; provided that the Sellers shall be permitted to participate in such prosecution and defense and Purchaser will provide the Sellers reasonable access to all relevant information and documentation relating to the Claim and the prosecution and defense thereof. If Purchaser so proceeds with the defense of any such Claim:

(a) The Sellers shall make available to Purchaser any documents and materials in its possession or control that may be necessary to the defense of such Claim, or, in the event the delivery of such documents and materials would (i) violate Applicable Law or (ii) breach a Contract or obligation of confidentiality owing to a third party or (iii) constitute a waiver of a Seller’s attorney-client privilege, the Sellers shall provide summaries, excerpts or any other information in connection with such documents and materials to the maximum extent legally permissible and shall use reasonable efforts to assist and participate in such defense (at its own expense, which amount shall not constitute “Damages” of the Sellers) as it relates to such materials and documents; and

(b) Purchaser shall not enter into settlement of any Claim without the prior written consent of the Sellers (which consent shall not be unreasonably withheld or delayed).

Purchaser shall give the Sellers prompt notice of the commencement of any such Claim against an Indemnitee; provided, however, that any failure on the part of Purchaser to so notify the Sellers shall not limit any of the obligations of the Sellers under this Article 10 (except to the extent such failure materially prejudices the defense of such Proceeding). Such notice shall describe the Claim in reasonable detail based upon the information then possessed by Purchaser, include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable and to the extent known to Purchaser, of the Damages that have been or may be sustained by the Indemnitee.

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Section 10.06 No Contribution.

The Sellers shall not have, and shall not be entitled to exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against any Acquired Company in connection with any indemnification obligation or any other liability to which it may become subject under or in connection with this Agreement.

Section 10.07 Exercise of Remedies by Indemnitees Other Than Purchaser.

No Indemnitee (other than Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

ARTICLE 11.
Miscellaneous

Section 11.01 Notices.

All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission or email, (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

if to Purchaser, to:

with a copy to (which shall not constitute notice):

Lucosky Brookman LLP
101 Wood Avenue South

Attention: Lawrence Metelitsa
Facsimile No.: (732) 395-4401
Email: lmetelitsa@lucbro.com

if to the Sellers, to:

Glen Elliott

Address: 44 Upper Park, Loughton, Essex, United Kingdom, IG10 4EQ

Email: glen.elliott@egl.tv

with a copy to (which shall not constitute notice):

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

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Section 11.02 Remedies Cumulative; Specific Performance.

The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security.

Section 11.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04 Expenses.

Except as otherwise provided herein (including Section 9.03), all costs and expenses incurred in connection with this Agreement, including all third-party legal, accounting, financial advisory, consulting or other fees and expenses incurred in connection with the Transaction, shall be paid by the party incurring such cost or expense.

Section 11.05 Disclosure Schedule References.

The parties hereto agree that any reference in a particular Section of the Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to an individual who has read that reference and such representations and warranties.

Section 11.06 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except with respect to Article 10, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Purchaser may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Closing, Purchaser may assign this Agreement to an Affiliate, lender, acquirer, or successor of Purchaser or the Acquired Companies or in connection with a sale of all or substantially all of the assets of Purchaser without the consent of the Sellers; provided that such transfer or assignment shall not relieve Purchaser of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Purchaser.

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Section 11.07 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws the State of Nevada, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.

Section 11.08 Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.09 Jurisdiction.

The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transaction shall be brought in any federal court located in the State of New Jersey or any New Jersey state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.10 Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 11.11 Entire Agreement.

This Agreement (including the Disclosure Schedule and Exhibits) constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12 Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transaction be consummated as originally contemplated to the fullest extent possible.

Section 11.13 Time is of the Essence.

Time is of the essence with respect to the performance of this Agreement.

Signature Page Follows

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

ESPORTS ENTERTAINMENT GROUP,INC.

By:
Name:
Title:

GLEN ELLIOTT

By:

MALCOLM ELLIOTT

By:

JOHN BARKER

By:

GERALD AHERNE

By:

PIERRE COUTIN

By:

SIR JOHN HEGARTY.

By:

WARNER MANDEL

By:

NIALL HADDEN

By:

DANNY SPRONZ

By:

DANIEL KYNASTON

By:

MATT WADSWORTH

By:

REYKER NOMINEES LIMITED

Name:
Title:

ZAG LIMITED

Name:
Title:	Director/Secretary

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POCKET APP LIMITED

Name:
Title:	Director/Secretary
NEIL GHOSH

MARTIN BELL

NADER ALAGHBAND

GORDON BELL

ANUPAM SHAH

ROBERT SETTLE

MIKE MARLOW

LUKE NESSER

NAVATRON LIMITED

Name:
Title:

ALEX MCBRIDE

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EXHIBIT A

THE SELLERS

Column (A)	Column (B)	Column (C)
Shareholder	Ordinary Shares	Relevant Proportion (%)
Glen Elliott	738360	34.65%
Malcolm Elliott	78495	3.68%
John Barker	514000	24.12%
Gerald Aherne	124129	5.82%
Pierre Coutin	136129	6.39%
Sir John Hegarty	114851	5.39%
Warner Mandel	106546	5.00%
Niall Hadden	53244	2.50%
Danny Spronz	21133	0.99%
Daniel Kynaston	22520	1.06%
Matt Wadsworth	21926	1.03%
Reyker Nominees Limited	38,000	1.78%
ZAG Limited	37,072	1.74%
Pocket App Limited	20,000	0.94%
Neil Ghosh	20,000	0.94%
Martin Bell	15,000	0.70%
Nader Alaghband	5,916	0.28%
Gordon Bell	5,000	0.23%
Anupam Shah	4,000	0.19%
Robert Settle	687	0.03%
Alex McBride	20,000	0.94%
Mike Marlow	13,333	0.63%
Luke Nesser	13,333	0.63%
Navatron Limited	7,333	0.34%
TOTAL	2,131,007	100%

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EXHIBIT B

KEY EMPLOYEES

●	Glen Elliott
●	Alex McBride
●	Daniel Kynaston
●	Matthew Wadsworth
●	Pierre Coutin; and
●	Malcolm Elliott

EXHIBIT C

WORKING CAPITAL STATEMENT PRO-FORMA CALCULATION AS AT OCTOBER 2020

EXHIBIT D

WORKING EXAMPLE OF HOLDBACK CONSIDERATION & BALANCE CONSIDERATION

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DISCLOSURE SCHEDULES

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